SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

CENIT Bancorp, Inc.
----------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies.

       ---------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies.

       ---------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       ---------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       ---------------------------------------------------------------
    5) Total fee paid:

       ---------------------------------------------------------------

 / / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ---------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       ---------------------------------------------------------------

    3) Filing Party:

       ---------------------------------------------------------------

    4) Date Filed:

       ---------------------------------------------------------------

CENIT Bancorp, Inc.                                    Michael S. Ives
Corporate Offices                                      President and
225 West Olney Road                                    Chief Executive Officer
Norfolk, Virginia 23510-1586
(757) 446-6600



April 29, 1998



Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of CENIT Bancorp, Inc. (the "Company"), which will be held at The Chrysler Museum of Art Theater, 245 West Olney Road, Norfolk, Virginia, on May 20, 1998 at 5:00 p.m.

The attached Notice of the Meeting and the Proxy Statement describe the formal business to be transacted at the Meeting.

The Board of Directors of the Company recommends a vote "FOR" each of the four persons who have been nominated to serve as a director of the Company.

YOUR VOTE IS IMPORTANT. You are urged to sign, date and mail the enclosed Proxy Card promptly in the postage-paid envelope provided. If you attend the Meeting, you may vote in person even if you have already mailed in your Proxy Card.

On behalf of the Board of Directors and all of the employees of the Company and its subsidiaries, I wish to thank you for your continued support. We appreciate your interest.

Sincerely yours,



Michael S. Ives

                               CENIT Bancorp, Inc.
                               225 West Olney Road
                             Norfolk, Virginia 23510
                                 (757) 446-6600


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on May 20, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of CENIT Bancorp, Inc. (the "Company") will be held at The Chrysler Museum of Art, 245 West Olney Road, Norfolk, Virginia 23510, on May 20, 1998, at 5:00 p.m.

     A proxy statement and a proxy card for the Meeting are enclosed. The Meeting is for the purpose of considering and voting upon the following matters:

     1. The election of four directors for terms of three years each; and
     2. Such other matters as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has established March 27, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on that date will be entitled to vote at the Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Meeting will be available at CENIT Bancorp, Inc., 225 West Olney Road, Norfolk, Virginia 23510, for a period of ten days prior to the Meeting and also will be available for inspection at the Meeting itself.

     EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER OF YOUR SHARES TO VOTE PERSONALLY AT THE MEETING.

                                              By Order of the Board of Directors



                                              John O. Guthrie
                                              Corporate Secretary
                                              CENIT Bancorp, Inc.

Norfolk, Virginia
April 29, 1998


--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                               CENIT Bancorp, Inc.
                               225 West Olney Road
                             Norfolk, Virginia 23510
                                 (757) 446-6600


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 20, 1998


Solicitation and Voting of Proxy.

     This proxy statement is being furnished to stockholders of CENIT Bancorp, Inc. (the "Company"), in connection with the solicitation by its Board of Directors of proxies to be used at the Annual Meeting of Stockholders (the
"Meeting") to be held at The Chrysler Museum of Art, 245 West Olney Road, Norfolk, Virginia 23510, on May 20, 1998, at 5:00 p.m., and at any adjournments thereof. The 1997 Annual Report to Stockholders, including the consolidated financial statements for the year ended December 31, 1997, accompanies this proxy statement, which is first being mailed to stockholders on or about April 29, 1998.

     Regardless of the number of shares of common stock owned, it is important that stockholders be represented by proxy or present in person at the Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the election of each of the nominees for director named in this proxy statement.

     A proxy may be revoked at any time prior to its exercise by filing written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting, filing a notice of revocation with the Secretary and voting in person. However, if you are a stockholder whose shares are not registered in your name, you will need additional documentation from the record holder of your shares to vote personally at the Meeting.

     The cost of solicitation of proxies in the form enclosed will be borne by the Company. The Company has engaged Georgeson & Company to assist it in proxy solicitations regarding the meeting. Georgeson & Company will perform these services at an anticipated cost of approximately $10,000 plus expenses. Proxies may also be solicited personally or by telephone, fax, or telegraph by directors, officers and regular employees of the Company, CENIT Bank, FSB (the "Bank"), or CENIT Bank ("CENIT Bank") without additional compensation. (On February 6, 1998, Princess Anne Bank changed its name to CENIT Bank.) The Company and/or Georgeson & Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so. The Company and/or Georgeson & Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

Voting Securities and Principal Stockholders.

     The securities that may be voted at the meeting consist of shares of Common Stock of the Company (the "Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Meeting, except as described below.

     The close of business on March 27, 1998, has been established by the Board of Directors as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 1,659,107. All references to shares in this proxy statement reflect the number of shares owned prior to the Company's three-for-one stock split payable April 24, 1998.

     The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. In the event there are not sufficient votes for a quorum at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies. With respect to any action to be taken at the Meeting other than the election of directors (which election will be determined by a plurality of votes cast), the affirmative vote of a majority of those shares present and voting on the action will be required.

Securities Ownership of Certain Beneficial Owners.

     The following table sets forth certain information about those persons known by management to be beneficial owners of more than 5% of the shares of Common Stock outstanding on March 27, 1998. Persons and groups owning in excess of 5% of the Company's Common Stock are required to file certain reports regarding such ownership with the Company and with the Securities and Exchange Commission (the "SEC") in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act").


                                                                               Amount and Nature
                                                                                  of Reported
                                                                                  Beneficial           Percent of
      Title of Class             Name and Address of Beneficial Owner              Ownership             Class(1)
      --------------           ----------------------------------------        -----------------       -----------

     Common Stock              Mid-Atlantic Investors ("Mid-Atlantic")             159,625(2)              9.6%
                               and related parties
                               P. O. Box 7574
                               Columbia, South Carolina  29202

     Common Stock              CENIT Employees Stock                               159,896(3)              9.6%
                               Ownership Plan and Trust
                               ("ESOP")
                               225 West Olney Road
                               Norfolk, Virginia 23510
----------------------------------

(1) The total number of shares of Common Stock outstanding at March 27, 1998 was 1,659,107 shares.
(2) This information on beneficial ownership is based solely on information supplied by Mid-Atlantic Investors, H. Jerry Shearer and Jerry Zucker (the "Mid-Atlantic Group") which the Company has not independently verified.
    Mr. Zucker disclosed that he has sole dispositive and voting power over
    108,584 shares.   Mr. Shearer disclosed that he has sole dispositive and
    voting power over 1,041 shares. All parties report shared dispositive and voting power over 50,000 shares.
(3) Michael S. Ives, John O. Guthrie and David A. Foster administer the ESOP in their capacity as trustees of the CENIT Employees Stock Ownership Trust (the "ESOP Trust"). As of the Record Date, 77,177 shares of Common Stock in the ESOP had been allocated to participating employees, and the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, the ESOP trustees have discretionary voting rights as to allocated shares for which no voting instructions have been received.

     The following table sets forth certain information, as of April 15, 1998, about beneficial ownership of the Common Stock of the Company for each director, director nominee, certain executive officers and for all directors, director nominees and executive officers of the Company as a group.


                                      Number of Shares of       Ownership as a Percentage
                                         Common Stock                of all Shares of
        Name                          Beneficially Owned(1)    Common Stock Outstanding(4)
--------------------                  ---------------------    ----------------------------

C. L. Kaufman, Jr.                            19,945                       1.20%
David L. Bernd                                 3,000                       0.18%
Patrick E. Corbin                              8,860                       0.53%
William J. Davenport, III                      1,787                       0.11%
John F. Harris                                   313                       0.02%
William H. Hodges                              5,705                       0.34%
Michael S. Ives                               27,582 (2)                   1.66%
Charles R. Malbon, Jr.                         2,341                       0.14%
Roger C. Reinhold                              2,085                       0.13%
Anne B. Shumadine                              9,385                       0.57%
John A. Tilhou                                 1,948                       0.12%
David R. Tynch                                 2,756                       0.17%
John O. Guthrie                               12,250 (2)                   0.74%
Alvin D. Woods                                 6,877 (2)                   0.41%
All directors, director nominees and         125,822 (3)                   7.58%
executive officers as a group (4)
--------------------------

(1) All shares shown as beneficially owned are owned directly or held by spouses or children of the named persons, unless otherwise indicated.
(2) Includes 3,546, 1,472, and 1,472 shares held in the Management Recognition Plan ("MRP") Trust as described elsewhere in this proxy statement on behalf of Messrs. Ives, Guthrie and Woods, respectively; and 4,488, 2,597, and 2,132 shares held in the ESOP Trust and allocated to Messrs. Ives, Guthrie and Woods, respectively.
(3) Includes 8,935 shares held in the ESOP Trust and 3,143 shares held in the MRP Trust and allocated to executive officers other than Messrs. Ives, Guthrie and Woods.
(4) The total number of shares of Common Stock outstanding at April 15, 1998 was 1,659,938 shares.


                      ELECTION OF DIRECTORS AT THE MEETING

     Pursuant to the Company's bylaws, the Board of Directors has established the number of directors of the Company at twelve. Each of the members of the Board of Directors of the Company also serves presently as a director of one or more of the bank subsidiaries. Directors are elected for staggered terms of three years each, with a term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

     The four nominees proposed for election at the Meeting are Messrs. John F. Harris, William H. Hodges and Roger C. Reinhold, and Ms. Anne B. Shumadine. The Board of Directors believes that the nominees will stand for election and will serve if elected. However, in the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed Proxy will be voted FOR the election of the four nominees.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to Nominees and Continuing Directors.

     The following table sets forth, as of April 15, 1998, the names of the nominees and continuing directors, their ages, and the year in which their terms as directors of the Company expire. Each of the listed directors became a director of the Company at the time of its incorporation in 1991, except for Messrs. Reinhold and Tynch, who became directors of the Company on April 1, 1994, Mr. Tilhou, who became a director on August 16, 1995, and Messrs. Davenport and Malbon, who became directors on April 1, 1998. Mr. Harris, who is currently not a director of the Company, is being nominated for a term to expire in 2001.



                               Positions Held              Expiration of Term
          Name                with the Company       Age     as Company Director
-------------------------     ----------------       ---   ---------------------

Nominees

John F. Harris                    Nominee             60              N/A

William H. Hodges                 Director            68              1998

Roger C. Reinhold                 Director            56              1998

Anne B. Shumadine                 Director            55              1998

Continuing Directors

William J. Davenport, III         Director            50              1999

Michael S. Ives                   President/Chief     45              1999
                                  Executive Officer/
                                  Director

C. L. Kaufman, Jr.                Chairman of the     70              1999
                                  Board/Director

Charles R. Malbon, Jr.            Director            48              1999

David L. Bernd                    Director            49              2000

Patrick E. Corbin                 Director            44              2000

John A. Tilhou                    Director            44              2000

David R. Tynch                    Director            50              2000

     Set forth below is certain information with respect to the directors and the director nominee of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his or her principal occupation for the past five years.

     C. L. Kaufman, Jr., serves as Chairman of the Board of Directors of the Company and has been a director of the Bank since 1981. He is self-employed in the management of investments in both a personal and fiduciary capacity.

     David L. Bernd has been a director of the Bank since 1984. Mr. Bernd is presently President and Chief Executive Officer of Sentara Health System, a regional health services corporation where he has been employed since 1973.

     Patrick E. Corbin is a certified public accountant and a principal of Carter Corbin & Co., an accounting firm, and has been employed by that firm since 1980. He has been a director of the Bank since 1988.

     William J. Davenport, III, has been a director of CENIT Bank since 1985 and a director of the Company since April 1, 1998. He is and has been a private investor and realtor for several years.

     John F. Harris has been a director of CENIT Bank since 1987, and is a nominee to serve as a director of the Company. He is President of Affordable Homes, Inc., a developer of residential housing in the Tidewater, Virginia, area.

     William H. Hodges has served as a director of the Bank since 1989, when he retired as a judge of the Virginia Court of Appeals. Judge Hodges had served on the Court of Appeals since his appointment to that position in 1985, and had previously served as a state circuit court judge. He now acts as a consultant and in-house counsel to Plasser American Corporation in Chesapeake, Virginia.

     Michael S. Ives has been a director of the Bank and has been the President and Chief Executive Officer of the Bank since January, 1987.

     Charles R. Malbon, Jr., has been a director of CENIT Bank since 1993 and a director of the Company since April 1, 1998. He is Vice President of Tank Lines, Inc.

     Roger C. Reinhold became a director of the Company and the Bank on April 1, 1994. Prior to April 1, 1994, Mr. Reinhold had been President and Chief Executive Officer of Homestead Savings Bank, F.S.B. ("Homestead") since 1982. He joined Homestead in 1972.

     Anne B. Shumadine was elected as a director of the Bank in 1991. Mrs. Shumadine is President of Signature Financial Management, Inc., a financial planning firm. She is also an attorney and member of Mezzullo & McCandlish, A Professional Corporation. Prior to that she was an attorney and principal of Shumadine & Rose, P.C. in Norfolk, Virginia.

     John A. Tilhou was elected a director of the Company on August 16, 1995. He is the Chairman of the Board of CENIT Bank where he has been a board member since 1992. Mr. Tilhou is an attorney and member of the law firm of Mays & Valentine, which he joined in 1996. Prior to that, he was an attorney and partner at Pender and Coward, P.C., a firm he joined in 1983.

     David R. Tynch became a director of the Company and the Bank on April 1, 1994. Mr. Tynch is President and Managing Partner of the law firm of Cooper, Spong & Davis, P.C. in Portsmouth, Virginia. He joined that firm in 1986. Prior to April 1, 1994, Mr. Tynch had been a director of Homestead since 1985.

Meetings of the Board and Committees of the Board.

     During 1997, the Board of Directors of the Company held twelve regular meetings. No director of the Company who served as a director during 1997 attended fewer than 75% in the aggregate of the total number of the Company's board meetings and the total number of meetings of board committees on which such director served.

The Boards of Directors of the Company and the bank subsidiaries have established various committees, including Audit, Compensation, and Nominating Committees.

     The Board of Directors has established an Audit Committee that is composed of directors Corbin, Bernd, Reinhold and Tilhou and is chaired by Mr. Corbin. This Committee meets quarterly with the Company's and the bank subsidiaries' internal auditor, and periodically with the Company's and the bank subsidiaries' external auditors, and reports to the Board of Directors and to senior management on the Company's and the bank subsidiaries' financial condition and internal auditing practices and procedures. During the year ended December 31, 1997, the CENIT Bancorp Audit Committee met three times and CENIT Bank's Audit Committee met once.

     The Compensation Committee of the Board of Directors consists of directors Hodges, Corbin, Reinhold, Shumadine and Tilhou and is chaired by Judge Hodges. This Committee meets periodically to evaluate the compensation and fringe benefits of the Company's and the bank subsidiaries' directors, officers and employees. During the year ended December 31, 1997, the Compensation Committee met twice.

     The Board of Directors of the Company appoints a Nominating Committee each year prior to the annual meeting of its stockholders. The Nominating Committee for the 1997 annual meeting consisted of directors Ives, Shumadine, and Tilhou and met once in 1997. The Committee considers and recommends the nominees for director to stand for election at the Company's annual meeting of stockholders.

Directors' Fees.

     Each of the Company's directors, other than the President of the Company, receives a director's fee of $900 per month plus a $300 attendance fee for each of the 12 regular monthly meetings. The Chairman of the Board of the Company receives an additional fee of $900 per month. Each of the Bank's directors, other than President of the Bank, receives a director's fee of $600 per month. Mr. Tilhou, as Chairman of the Board of CENIT Bank, receives a director's fee of $500 per month plus a $150 attendance fee for each of CENIT Bank's 24 regular semi- monthly meetings. Mr. Davenport, as Vice-Chairman of CENIT Bank, receives a director's fee of $400 per month plus a $150 attendance fee for each of CENIT Bank's 24 regular semi-monthly meetings. Mr. Ives, as an employee, does not receive director's fees from any entity.

   Directors do not receive separate fees for attendance at committee meetings.

Executive Compensation.

     The following table provides certain summary information concerning the compensation of the Company's chief executive officer and certain other executive officers for the periods indicated. Because during 1997 the executive officers listed below were the only executive officers of the Company, or banking subsidiaries, whose total salary and bonus compensation exceeded $100,000, no disclosure is made in this table or elsewhere in this proxy statement regarding the compensation of other executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                            Long-Term Compensation
                                         Annual Compensation                       Awards
                               --------------------------------------     --------------------------
                                                                                          Securities
                                                                                          Underlying
                                                                                          Options/             All Other
Name and Principal                                                        Restricted      SARs               Compensation
Position                        Year         Salary         Bonus         Stock Award         (#)                 (5)
------------------              ----         ------         -----         -----------     ----------         ------------

Michael S. Ives                 1997           $173,000       $50,000      $72,360 (1)(4)     1,651             $15,523
  President and CEO,            1996            167,820        30,000       33,556 (2)(4)     2,434              53,492
  CENIT Bancorp, Inc.           1995            166,410        35,640       37,307 (3)(4)     2,434              84,298
  and CENIT Bank, FSB

J. Morgan Davis                 1997            117,500        18,000       35,415 (1)(4)       680              12,639
  President and                 1996            114,000        10,000       16,415 (2)(4)     1,000              33,085
  CEO, CENIT Bank (6)           1995            114,000        14,500                  --        --             136,897

John O. Guthrie                 1997             90,000        19,500       23,580 (1)(4)       544              12,741
  Senior Vice President/        1996             88,000        12,000       10,943 (2)(4)       800              35,909
  CFO/Corporate Secretary       1995             88,000         9,674       12,166 (3)(4)       800              37,480
  CENIT Bancorp, Inc.,
  and CENIT Bank, FSB

Alvin D. Woods                  1997             82,500        20,500       23,580 (1)(4)       544              12,874
  Senior Vice President/        1996             80,000        22,000       10,943 (2)(4)       800              34,938
  Credit Policy & Admin.        1995             78,000        14,356       12,166 (3)(4)       800              33,065
  CENIT Bancorp,  Inc.,
  Senior Vice President,
  Chief Lending Officer
  CENIT Bank, FSB
 -----------------

(1) Represents 1,608, 787, 524 and 524 shares awarded to Messrs. Ives, Davis, Guthrie and Woods, respectively, under the MRP, valued at $45.00 per share as of March 1, 1997, the date on which the grants were effective.
     Under these grants, Messrs. Ives' and Davis' shares become fully vested at the end of three years from the date of the grant, and Messrs. Guthrie's and Woods' shares become fully vested at the end of five years.
(2) Represents 969, 474, 316 and 316 shares awarded to Messrs. Ives, Davis, Guthrie and Woods, respectively under the MRP, valued at $34.63 per share as of May 1, 1996, the date on which the grants were effective.
     Under these grants, Messrs. Ives' and Davis' shares become fully vested at the end of three years from the date of the grant, and Messrs. Guthrie's and Woods' shares become fully vested at the end of five years.
(3) Represents 969, 316 and 316 shares awarded to Messrs. Ives, Guthrie and Woods, respectively, under the MRP, valued at $38.50 per share as of August 15, 1995, the date on which the grants were effective. Under these grants, Mr. Ives' shares become fully vested at the end of three years from the date of the grant, and Messrs. Guthrie's and Woods' shares become fully vested at the end of five years.
(4) The shares held in the MRP Trust will vest in full on the occurrence of certain other events, including a change in control of the Company or the executive's death or disability. Regardless of vesting, the executives are entitled to receive all dividends payable on the restricted shares, and to direct the MRP trustees as to the manner in which the shares are to be voted, until the shares are distributed to the executives or are forfeited. At December 31, 1997, based on the closing stock price of $79.50 on that date, the value of the remaining

                                       7


     restricted stock held on Mr. Ives', Davis', Guthrie's and Woods' behalf in the MRP Trust was $281,907, $100,250, $117,024, and $117,024, respectively.

(5) Includes $4,750, $4,750, and $4,620 contributed to the Bank's 401(k) Plan by the Bank in 1997, 1996, and 1995, respectively, on behalf of Mr. Ives; 77, 1,092, and 1,251 shares held in the ESOP Trust allocated to Mr. Ives in 1997, 1996, and 1995, respectively; $3,000, $3,000, and $4,404 representing taxable compensation received by Mr. Ives related to an automobile allowance in 1997, 1996, and 1995, respectively; and $28,874 in 1995 representing a one-time payment to Mr. Ives for past accrued vacation paid.

     Includes $4,750 and $4,351 contributed to the Bank's 401(k) Plan by the Bank in 1997 and 1996, respectively, and $4,620 contributed to CENIT Bank's 401(k) Plan by CENIT Bank in 1995 on behalf of Mr. Davis; 65 and 636 shares held in the ESOP Trust allocated to Mr. Davis in 1997 and 1996, respectively; $130,460 accrued in 1995 under a deferred compensation agreement between Mr. Davis and CENIT Bank; and $1,821, $1,829, and $1,686 representing the taxable amount for use of a CENIT Bank vehicle in 1997, 1996, and 1995, respectively. In 1995, Mr. Davis was paid a total of $235,052 for the termination of the deferred compensation agreement which included amounts accrued in prior years.

     Includes $4,750, $3,520, and $2,976 contributed to the Bank's 401(k) Plan by the Bank in 1997, 1996, and 1995, respectively, on behalf of Mr. Guthrie; 53, 694, and 800 shares held in the ESOP Trust allocated to Mr. Guthrie in 1997, 1996, and 1995, respectively; $3,000, $3,000, and
     $3,000 representing taxable compensation received by Mr. Guthrie related to an automobile allowance in 1997, 1996, and 1995, respectively; and $1,523 in 1995 representing a one-time payment to Mr. Guthrie for past accrued vacation paid.

     Includes $4,750, $3,590, and $2,771 contributed to the Bank's 401(k) Plan by the Bank in 1997, 1996, and 1995, respectively, on behalf of Mr. Woods; 50, 663, and 720 shares held in the ESOP Trust allocated to Mr. Woods in 1997, 1996, and 1995, respectively; and $3,000, $3,000, and $3,000 representing taxable compensation received by Mr. Woods related to an automobile allowance in 1997, 1996, and 1995, respectively.

(6) Effective April 14, 1998, Mr. Davis resigned as President, Chief Executive Officer, and a Director of CENIT Bank, and as a Director of the Company. Mr. Davis' employment with CENIT Bank will end on May 1, 1998, and Mr. Davis will become a consultant to CENIT Bank effective May 2, 1998. On May 1, 1998, Mr. Davis' right to exercise stock options with respect to 250 shares will become fully vested. As of May 2, 1998, because of the termination of his employment, Mr. Davis will surrender the right to receive 1,261 shares under the MRP and the right to exercise stock options with respect to 1,010 shares in accordance with the terms of the grants under which these shares and stock options were awarded.


     The following table provides information on stock option/stock appreciation rights ("SAR") grants to the Company's Chief Executive Officer and certain other executive officers during 1997.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                           Potential realizable value
                                                                                             at assumed annual rates
                                                                                                 of stock price
                                                                                             appreciation for option
                                    Individual Grants                                                term(2)
                        --------------------------------------------------------------     -------------------------
                          Number of
                          securities
                          underlying      Percent of
                           options/     total options/
                             SARs        SARs granted       Exercise or
                         granted (#)     to employees       base price      Expiration
    Name                     (1)        in fiscal year        ($/Sh)           date          5% ($)          10% ($)
--------------           -----------    --------------      -----------     ----------       -------        --------

Michael S. Ives             1,651          39.0%              $45.00        03/01/07         $46,724        $118,407
J. Morgan Davis               680          16.1%               45.00        03/01/07          19,244          48,769
John O. Guthrie               544          12.8%               45.00        03/01/07          15,395          39,015
Alvin D. Woods                544          12.8%               45.00        03/01/07          15,395          39,015
-----------

(1) The options granted to Messrs. Ives, Davis, Guthrie and Woods vest over a four-year period, with one-fourth of the options granted becoming exercisable on each March 1 commencing March 1, 1998. The unvested portion of the options granted to Mr. Davis will lapse as described above. The options may become exercisable earlier than such dates upon a "change of control" as defined in the Company's Stock Option Plan, or upon the grantee's retirement, disability or death. Each optionee was granted limited stock appreciation rights with respect to all of the shares covered by the options. Upon exercise of a limited stock appreciation right, the optionee could elect to receive, in lieu of purchasing stock, either stock or cash equal to the difference between the fair market value of the underlying shares of the Common Stock subject to the option on the date of exercise, and the exercise price of $45.00 per share. A limited stock appreciation right may be exercised only in the event of a change in control, as defined in the Stock Option Plan.
(2) Represents gain that will be realized assuming the options were held for the entire ten-year period and the price of Common Stock increased at compounded rates of 5% and 10% from the exercise price of $45.00 per share. Potential realizable values per option or per share under these rates of stock price appreciation would be $28.30 and $71.72, respectively. However, these amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stockholdings will be dependent on overall market conditions and on the future performance of the Company and the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.


     The following table provides information on the number of shares acquired on exercise and on the value of unexercised stock options/SARs held by the Company's Chief Executive Officer and certain other executive officers at December 31, 1997.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES



                                                                                   Number of                Value of
                                                                                  Securities              Unexercised
                                                                                  Underlying              In-the-Money
                                                                               Unexercised Stock         Stock Options/
                                Shares Acquired              Value              Options/SARS at             SARs At
       Name                     on Exercise (#)           Realized ($)        End of Fiscal Year        End of FiscalYear
---------------                 ---------------           ------------        -------------------       -----------------
Michael S. Ives                        --                      --                  46,040                $ 2,929,055 (1)
J. Morgan Davis                     1,581              $   68,934                   1,680                     68,330 (2)
John O. Guthrie                     6,153                 231,091                   4,444                    221,239 (3)
Alvin D. Woods                      3,500                  95,043                   4,916                    263,085 (4)
-------------

(1) The market value of Common Stock at December 31, 1997 was $79.50 per share, and the exercise price is $11.50 per share on 37,087 shares, $23.00 on 2,434 shares, $34.63 on 2,434 shares, $37.00 on 2,434 shares and $45.00 on
     1,651 shares.
(2) The market value of Common Stock at December 31, 1997 was $79.50 per share, and the exercise price is $34.63 on 1,000 shares and $45.00 on 680 shares.
(3) The market value of Common Stock at December 31, 1997 was $79.50, and the exercise price is $21.25 on 1,500 shares, $23.00 on 800 shares, $34.63 on 800 shares,$37.00 on 800 shares and $45.00 on 544 shares.
(4) The market value of Common Stock at December 31, 1997 was $79.50, and the exercise price is $11.50 on 1,472 shares, $21.25 on 500 shares, $23.00 on 800 shares, $34.63 on 800 shares, $37.00 on 800 shares and $45.00 on 544 shares.

Compensation Committee Interlocks and Insider Participation.

     There are no known interlocks involving Compensation Committee members and executive officers of the Company.

     During 1997, members of the Compensation Committee engaged in the following transactions with the Company and its subsidiaries:

     Mays & Valentine. John A. Tilhou, a director of the Company and CENIT Bank, is a member of the law firm of Mays & Valentine, LLP. The aggregate amount of all fees paid by the Company to Mays & Valentine during 1997 was $71,877, which did not exceed five percent of the firm's gross revenues during its last full fiscal year. The Company and its bank subsidiaries believes that their transactions with Mays & Valentine have been made on a basis no less favorable than that which would have been made with unrelated parties.

     Churchland Branch Lease. The Bank leases its office in the Churchland area of Chesapeake, Virginia from T. R. & T., a general partnership of which Roger C. Reinhold and David R. Tynch are two of the partners. This branch was formerly operated by Homestead. The lease agreement grants the Bank a lease for a term of 15 years, which commenced February 1, 1986, with options to renew the lease for four additional terms of five years each. The monthly rent is $3,948 with adjustments made at the end of each five-year period. The total rent paid for the year ended December 31, 1997 was $47,379. Based on a review of the lease in September 1985, the predecessor of the Office of Thrift Supervision approved the lease in accordance with federal regulations.

Compensation Committee Report on Executive Compensation.

     The Compensation Committee (the "Committee"), which is composed of the nonemployee Directors of the Company listed below, recommends to the Boards of Directors of the bank subsidiaries the annual salary levels and any bonuses to be paid to the bank subsidiaries' executive officers. All salaries and bonuses paid to the Company's executive officers are received by them from their respective bank subsidiaries in their capacities as officers. The members of the Committee also serve as the committees with authority to make awards under the MRP and Stock Option Plan, and this report covers the Committee members' policies and actions in those capacities.

     The Committee recommended the 1997 salaries for executive officers based on a subjective determination of a reasonable salary level for each officer relative to the individual's responsibilities and performance. Mr. Ives' salary for 1997 was increased approximately 3% to $173,000 from $167,820 in 1996.

     In 1997, the Bank paid certain bonuses to executive officers pursuant to the Bank's Key Executive Incentive Plan ("Incentive Plan") based upon 1996 performance. The Incentive Plan provides for the Board of Directors of the Bank, with the recommendation of the Committee and the Chief Executive Officer, to establish a target bonus award for each officer early in each year. The award is expressed as a percentage of the officer's base salary. The Board also establishes two sets of performance measures under the Incentive Plan. The first set, Company Performance Measures, consists of specific quantitative goals with respect to earnings per share growth rate, return on assets, return on equity, tangible capital ratio, operating efficiency, net interest margin, charge-offs, non-performing assets and classified assets. The Chief Executive Officer's performance is determined solely pursuant to these Company Performance Measures. The second set, Individual Performance Measures, consists of specific quantitative, qualitative or project-related goals for the year. With respect to each measure, the Board sets a target goal and minimum attainment and maximum value levels with points corresponding to each. The Board also weights the points for each measure among the officers individually based upon the relationship of each officer's responsibilities to various corporate results. The sum of the points for all target goals equates to 100% of the officer's target bonus award. Achievement above the target goals can result in an award exceeding the target bonus; however, the maximum award is 40% of base salary, unless increased by the Board. After the close of the year, the Committee assesses the extent to which the corporate and individual performance goals have been attained, and after any adjustments to the total awards or individual awards, recommends to the Board for final action the bonus awards to be paid to the officers under the Incentive Plan.

     Mr. Ives' 1997 bonus of $50,000 represented 30% of his 1996 base salary. Approximately 69% of Mr. Ives' bonus ($34,564) was paid pursuant to the Incentive Plan. This portion of the bonus was based on 1996 corporate performance which achieved 58.8% of Mr. Ives' aggregate target points assigned to the Company Performance Measures, as described above. Mr. Ives' 1996 target points and actual points (indicated parenthetically) were weighted as follows: earnings per share growth rate--15% (15%); return on assets--5% (2.5%); return on equity-- 15% (13.8%); tangible capital ratio--5% (0%); operating efficiency ratio--10% (0%); net interest margin--15% (15%); charge-offs--10% (12.5%);
non-performing assets--15% (0%); and classified assets--10% (0%). The remainder of Mr. Ives' 1997 bonus was based upon the Committee's subjective determination of Mr. Ives' tangible contributions for 1996, particularly in the development of the senior management team and handling of the deposit and branch acquisition from Essex Savings Bank.

     In 1997, the Committee awarded all remaining shares under the MRP and Stock Option Plan to executive officers consistent with the Committee's general policy, subject to annual discretion and change, of making grants on a substantially consistent basis resulting in approximately the same total awards each year. As a result of awarding all remaining shares, 1,999 fewer shares were awarded from the Stock Option Plan than in 1996, and 1,171 more MRP shares were awarded than in 1996. The Committee determined the individual officers' respective awards based on a subjective determination of a reasonable level for each officer relative to the individual's responsibilities, performance and prior grants. The amounts of Mr. Ives' awards were determined on this basis.

                             COMPENSATION COMMITTEE
                                William H. Hodges
                                Patrick E. Corbin
                                Roger C. Reinhold
                                Anne B. Shumadine
                                John A. Tilhou

     Neither the Compensation Committee report above nor the stock performance graph that follows is incorporated by reference in any prior or future SEC filings, directly or by reference to the incorporation of proxy statements of the Company, unless such filing specifically incorporates the report or the stock performance graph. SEC rules provide that the compensation committee report and the stock performance graph are not deemed to constitute "soliciting material" or to be filed with the SEC, and are not subject to SEC Regulations 14A or 14C, except as provided in SEC regulations, or to the liabilities under
Section 18 of the Exchange Act.

Stock Performance Graph.

     The following graph provides a comparison with the stated indices of the percentage change in the Company's cumulative total stockholder return on its Common Stock for the period beginning December 31, 1992. The Company's stock performance is compared to the Center for Research in Securities Prices ("CRSP") Total Return Index for the Nasdaq Stock Market (U.S. Companies) which is a broad market equity index calculated by CRSP at the University of Chicago. This index comprises all domestic common shares traded on the Nasdaq National Market and the Nasdaq Small Cap Market.

     In addition, the Company's stock performance is compared to the Nasdaq Total Return Industry Index of Savings Institutions (SIC Code 603). This industry index has also been calculated by the CRSP.

     It should be noted that in light of the short period of time reflected by this graph, there is no reason to assume that the performance of the Company's Common Stock for the period shown on the graph will be reflective of long- term performance. In any event, the following graph is designed to be only a general depiction of one method of measure of corporate performance to be used by stockholders in evaluating the performance of the Company.

     Comparison of Cumulative Total Return Among CENIT Bancorp, Inc., CRSP
       Total Return Index for the Nasdaq Stock Market (US Companies) and CRSP Total Return Index for Nasdaq Savings Institutions (SIC Code 603)

                                    (GRAPH)

                              12/31/92     12/31/93     12/30/94     12/29/95     12/31/96     12/31/97
                              --------     --------     --------     --------     --------     --------

CENIT Bancorp, Inc.          $100.00       $148.73      $145.57      $263.37      $303.91      $594.22
CRSP Index for Nasdaq        $100.00       $114.80      $112.21      $158.70      $195.20      $239.53
Stock Market
CRSP Index for Savings       $100.00       $140.34      $143.14      $214.55      $275.17      $477.68
  Institutions

Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends
B. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used
C.  The index level for all series was set to $100.00 on 12/31/92

Employment Agreements.

     President and Chief Executive Officer of the Company and the Bank. Pursuant to an Employment Agreement (the "Agreement") entered into between the Company and Michael S. Ives on November 1, 1997, Mr. Ives is employed as the President and Chief Executive Officer of the Company and the Bank. The current term of the Agreement expires December 31, 2000, and the Agreement is renewable by the Board of Directors of the Company for successive one year terms.

     The Agreement provides a base salary of not less than $173,000 subject to increases approved at the discretion of the Company, and for participation in all Company benefit and compensation plans available to senior executives. For the year ended December 31, 1997, Mr. Ives received base salary in the amount of $173,000. Mr. Ives received a $50,000 bonus in 1997 for services rendered in 1996.

     The Agreement provides for termination of Mr. Ives' employment for "cause" (as defined in the Agreement) at any time or in certain events specified by banking regulations. In the event that Mr. Ives' employment is terminated for reasons other than cause or upon a voluntary resignation by Mr. Ives for good reason, including his assignment to render services other than in a senior management or executive capacity or a material reduction in base salary, Mr. Ives would be entitled to continue to receive his base salary for one year from the date of termination. The Company is also required to continue Mr. Ives' benefits plans for a period of one year following a termination without cause. In addition, if a "change in control" of the Company occurs, Mr. Ives will be entitled to additional compensation if within 12 months thereafter his employment is terminated without cause or he voluntarily terminates his employment for good reason. In these circumstances, Mr. Ives will be entitled to receive, in lieu of the one-year salary continuation generally provided for in the event of a termination without cause, a lump sum payment equal to 2.99 times Mr. Ives' average annual compensation received during the five years next ending prior to the date of the change of control. A "change of control" is defined in the Agreement to occur upon any of the following events: (a) the acquisition by any person or group of 20% or more of the outstanding shares or the voting power of the outstanding securities of the Company; (b) either a majority of the directors of Company at the annual stockholders meeting have been nominated other than by or at the direction of the incumbent directors of the Company's Board of Directors, or the incumbent directors cease to constitute a majority of the Company's Board of Directors; (c) the Company's shareholders approve a merger or other business combination pursuant to which the outstanding common stock of the Company no longer represents at least 50% of the combined entity after the transaction; (d) the Company's shareholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company's assets; or (e) any other event or circumstance determined by the Company's Board of Directors to affect control of the Company and designated by resolution of the Board of Directors as a change of control.

     Mr. Ives would be entitled to a severance payment of $783,343 in addition to certain stock option and related stock appreciation rights and restricted stock acceleration rights, were a change of control of the Company to occur during 1998. Under Section 280G of the Internal Revenue Code, if Mr. Ives' severance payments and the value of his stock option, stock appreciation rights and restricted stock acceleration equal or exceed three times his average W-2 compensation for the five tax years immediately preceding a change in control and if they are contingent upon the change of control, the amount by which those severance payments and benefits exceed his average W-2 compensation for the five-year period will be deemed to be "excess parachute payments." In that event, a 20% excise tax would be imposed on Mr. Ives' excess parachute payments and the Company would not be entitled to deduct the excess parachute payments. The Agreement provides that if the severance payments to Mr. Ives would otherwise constitute excess parachute payments in the opinion of the Company's independent accountants, then the Company will reduce the severance payments to an amount that would not give rise to excess parachute payments.

     The Agreement also restricts the ability of Mr. Ives to compete with the Company or the Bank for a period of 12 months after the termination of his employment under the Agreement, but this non-competition provision is not operative following any change of control.

     Davis Agreement. J. Morgan Davis and CENIT Bank entered into an Employment Agreement (the "Davis Agreement") dated as of January 30, 1995, and amended on November 13, 1996. Under the Davis Agreement, Mr. Davis was employed as the President and Chief Executive Officer of CENIT Bank for a term of three years ending on December 31, 1997. Mr. Davis and CENIT Bank elected not to renew the Davis Agreement and, effective April 14, 1998, Mr. Davis resigned as an officer and director of CENIT Bank and as a director of the Company. Effective May 2, 1998, Mr. Davis will become a consultant to CENIT Bank and will render consulting services to CENIT Bank pursuant to the terms of a consulting agreement with a term of two years. Pursuant to a non-competition agreement, Mr. Davis has also agreed not to compete with the Company for a period of two years. Pursuant to the terms of the consulting agreement and the non-competition agreement, Mr. Davis will be paid a total of $14,000 per month for as long as these agreements remain in effect and will receive the title to the automobile which he presently uses. These payments are in lieu of all compensation and benefits that would have been payable to Mr. Davis under the Davis Agreement.

Transactions with Certain Related Persons.

     A number of the Company's directors, director nominees, and officers and their associates are customers of the Company's bank subsidiaries. Except as indicated below, extensions of credit made to them are in the ordinary course of business, are substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. However, one residential mortgage loan to a director with a balance of $153,500, was originated under a previous bank policy that permitted directors and executive officers to borrow at an interest rate one percentage point in excess of the then existing cost of funds. None of such credits are classified as nonaccrual, past due, restructured or potential problem. All outstanding loans to such officers, directors, director nominees, and their associates are current as to principal and interest. As of December 31, 1997, loans to directors, director nominees, executive officers and their interests who had loans at any time during the year in excess of $60,000 totaled approximately $2.4 million.

     Other Potential Conflicts. Management of the Company does not believe that any director or officer or affiliate of the Company, or any record or beneficial owner of more than 5% of the Common Stock of the Company, or any associate of any such director, officer, affiliate or stockholder, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material proceeding.

Compliance with Section 16(a) of the Securities Exchange Act of 1934.

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Officers and directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, the Company believes that during 1997 its officers and directors and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

Independent Accountants.

     The Board of Directors has selected the accounting firm of Price Waterhouse LLP, independent accountants, to be the Company's independent accountants for the year ended December 31, 1997. A representative of Price Waterhouse LLP is expected to be present at the Meeting, will have the opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors has not yet made a determination regarding the selection of independent accountants for the year ending December 31, 1998. Under the Company's Certificate of Incorporation and Bylaws, stockholders are not required to ratify or confirm the selection of independent accountants made by the Board of Directors.

Stockholder Participation.

     In the event that a stockholder wishes to submit a proposal for consideration by the stockholders of the Company at the 1999 Annual Meeting of Stockholders (the "1999 Meeting"), then in order for the proposal to be includible in the proxy statement for the 1999 Annual Meeting, such proposal must be received by the Secretary of the Company no later than December 29,1998.

     The Bylaws of the Company provide a procedure for certain business to be brought before annual meetings of the Company's stockholders, and such proposals may be properly brought before the meeting even if they are not includible in the proxy statement for the meeting, so long as the proposing stockholder complies with the advance notice provisions of the Bylaws. If written notice of business proposed to be brought before the 1999 Meeting is given to the Secretary of the Company, delivered or mailed to and received at the principal executive offices of the Company not later than December 29, 1998, such business may be brought before the 1999 Meeting. Information regarding the contents of the required notice to the Company is to be found in the Company's Bylaws, which are available from the Company upon request.

     Stockholders are also permitted to submit nominations of candidates for the Board of Directors. If a stockholder wishes to nominate a candidate to stand for election as a director at the 1999 Meeting, the nomination shall be made by written notice to the Secretary of the Company, which must be delivered or mailed to and received at the principal executive offices of the Company not later than December 29, 1998. The requirements regarding the form and content of stockholder nominations for directors are also set forth in the Bylaws.

Other Matters Which May Properly Come Before the Meeting.

     Neither the Board of Directors nor management of the Company intends to bring before the Meeting any business other than the matters referred to in the Notice of Meeting and this proxy statement. If any other business should be properly presented, the persons named in the proxy will vote on such matters according to their best judgment.

     Whether or not you intend to be present at the Meeting, you are urged to return your proxy promptly. If you are present at the Meeting and wish to vote your shares in person, your proxy may be revoked by voting at the Meeting.

Annual Report on Form 10-K and Additional Information.

     A copy of Form 10-K as filed with the Securities and Exchange Commission is available without charge to stockholders upon written request. Requests for this or other financial information about CENIT Bancorp, Inc., the Bank, or CENIT Bank should be directed to Stuart F. Pollard, Vice President Corporate Communications, CENIT Bank, FSB, Post Office Box 1811, Norfolk, Virginia 23501-1811, Telephone (757) 446-6692.

                                       By Order of the Board of Directors



                                       John O. Guthrie
                                       Corporate Secretary
                                       CENIT Bancorp, Inc.

Norfolk, Virginia
April 29, 1998



   YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY
RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

CENIT Bancorp, Inc.                                            Revocable Proxy


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CENIT BANCORP, INC., FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 1998 AND ANY ADJOURNMENT THEREOF.

     The undersigned hereby acknowledges prior receipt of the Notice of the Annual Meeting of Stockholders (the "Meeting") and the Proxy Statement describing the matters set forth below, and indicating the date, time and place of the meeting, and hereby appoints the Board of Directors of CENIT Bancorp, Inc. (the "Company"), or any of them, as proxy, each with full power of substitution to represent the undersigned at the Meeting, and at any adjournment or adjournments thereof, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present on the matters referred to on the reverse side in the manner specified.

     This Proxy, if executed, will be voted as directed, but, if no instructions are specified, this Proxy will be voted FOR the election of the Director nominees listed. Please sign and date this Proxy on the reverse side and return it in the enclosed envelope. This Proxy must be received by the Company no later than May 20, 1998.

     This Proxy is revocable and the undersigned may revoke it at any time prior to the Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and wish to vote in person at the Meeting, or any adjournment thereof, the undersigned may revoke this Proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the Meeting.


                  (Continued and to be signed on reverse side)

                             - FOLD AND DETACH HERE -

-------------------------------------------------------------------------------

                                Admittance Pass

-------------------------------------------------------------------------------
                      Sixth Annual Meeting Of Stockholders
                               CENIT Bancorp, Inc.

                             Wednesday, May 20, 1998
                                    5:00 p.m.
                       The Chrysler Museum of Art Theater
                               245 West Olney Road
                                Norfolk, Virginia


          Please Present This Admittance Pass When Entering The Meeting
-------------------------------------------------------------------------------


---
 X
---
Please mark your votes as
indicated in this example


-------------------------------------------------------------------------------
                  The Board of Directors recommends a vote FOR
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
     1.Election of Directors of all        FOR              WITHHOLD
       nominees listed:              (Except As Marked      AUTHORITY
        John F. Harris,               To The Contrary)
        William H. Hodges,
        Roger C. Reinhold,                 -----              -----
        Anne B. Shumadine

 Instruction:     To withhold your vote for any individual nominee, write that nominee's name on the line provided below.

-------------------------------------------------------------------------------

     2. To vote, in its discretion, upon any other matters that may properly come before the meeting or any adjournment thereof. See "Other Matters Which May
        Properly Come Before the Meeting" in the Proxy Statement.


                               Dated ____________________________________, 1998




                               _______________________________________________
                                                 Signature

                               _______________________________________________
                                                 Signature


                       PLEASE SIGN your name exactly as it appears hereon. Joint accounts need only one signature, but all accountholders should sign if possible. When signing as an administrator, agent, corporation officer, executor, trustee, guardian or similar position or under a power of attorney, please add your full title to your signature.




PLEASE RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

CENIT BANCORP, INC.
1997 Annual Report

(Graph)
Enhancing Shareholder Value Since 1992

                             Highlights of the Year

                        - Record earnings of $6,003,000

                      - Record earnings per share of $3.61

         - Record year end stock price of $79.50, an increase of 91.6%

                   - An increase of 15.5% in total net loans

             - An increase of 18.9% in noninterest-bearing deposits

                  - An increase of 43.2% in deposit fee income

                 - A decrease of 57.1% in nonperforming assets

                  - Enhancement of community banking franchise


About the cover:
The graph summarizes the Company's stock price for the initial public offering in August, 1992 ($11.50) and for each year end thereafter through December 31, 1997 ($79.50).

- Table of Contents

1   Corporate Profile
2   Report to Our Stockholders
7   Board of Directors & Management Committee
8   Community Advisory Boards
10  Five Year Financial Summary
11  Management's Discussion and Analysis
21  Consolidated Financial Statements
25  Notes To Consolidated Financial Statements
54  Report of Independent Accountants
55  Investor Information
56  Corporate Information
57  Map of Retail Banking Offices

Corporate Profile
-----------------------------------------------------------------


     CENIT Bancorp, Inc., with headquarters in Norfolk, Virginia, is the holding company for CENIT Bank, a federal stock savings bank based in Norfolk, Virginia, and CENIT Bank, Virginia Beach (formerly Princess Anne Bank), a Virginia commercial bank headquartered in Virginia Beach, Virginia.

     CENIT Bank has been in business since 1889, and CENIT Bank, Virginia Beach since 1985. Together, the two Banks form the largest bank or thrift institution headquartered in the Norfolk-Virginia Beach- Newport News Statistical Area, the 27th largest Metropolitan Statistical Area (MSA) in the United States and the fourth largest MSA in the southeast.

     At December 31, 1997, CENIT Bancorp had consolidated assets of $718.1 million, deposits of $507.7 million and stockholders' equity of $49.9 million with 1,657,081 shares of common stock outstanding.

     The two Banks operate twenty retail banking offices in the cities of Norfolk, Portsmouth, Virginia Beach, Chesapeake, Hampton and Newport News and in York County, Virginia. The Banks attract retail deposits from the general public in their market area by providing a variety of deposit services. As community banks, the focus is personal banking for local individuals and businesses. Deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits.

     The Banks invest their funds in permanent and construction residential loans, consumer loans, and commercial real estate and business loans. The Banks also invest in mortgage-backed certificates and U.S. Treasury and federal agency securities.

     The Banks are members of the Federal Home Loan Bank System and CENIT Bank, Virginia Beach is a member bank of the Federal Reserve System.

     The Company's common stock trades on the Nasdaq Stock Market under the symbol CNIT.

Report to Our Stockholders
-------------------------------------------------------------------------------

     Our Board of Directors and I are pleased to present to you the 1997 Annual Report for CENIT Bancorp, Inc. (the "Company") and its community bank subsidiaries. Our progress in 1997 and our continuing investment in our community banking franchise can be summarized in two words: steady growth. The investments that we have made in past years in our loan and deposit products, the quality of our assets, our branch offices, facilities, and equipment, and our advisory boards, officers, and employees have all contributed to record earnings for the Company in 1997 and have increased the franchise value of our Company for our stockholders.

- Earnings and Dividends

PHOTO
MICHAEL S. IVES
1.68" X 2.52"

Michael S. Ives
President &
Chief Executive Officer

     By any measure, 1997 was an excellent year for the Company. In 1997, the Company posted record earnings of $6,003,000, or $3.61 per share, as compared with $3,608,000, or $2.17 per share in 1996 (including the effect of the special federal deposit insurance assessment paid by the Company in 1996). 1997 earnings thus represented a dramatic 66.4% increase over 1996 earnings before adjustment for the deposit insurance assessment and an 18.7% increase over 1996 earnings after adjustment for the deposit insurance assessment. We achieved these results notwithstanding the expense and business disruption incurred in connection with a proxy contest. We believe that this growth in our earnings clearly reflects the strength of our core business operations and the results of our ongoing implementation and refinement of our business plan for the Company.

     While many factors contributed to our outstanding earnings in 1997, I would like to mention several of the more important ones. The Company enjoyed strong loan growth in the past year. Total net loans increased from $424,119,000 at the end of 1996 to $489,654,000 at the end of 1997, an increase of 15.5% during 1997.

     Fueling this growth were substantial increases in the Company's one- to four-family permanent mortgage loans, home equity and second mortgage loans, and commercial business loans. These results reflect the hard work of our residential and commercial loan officers in a highly competitive lending environment. And, perhaps most encouraging for the future, our loan pipeline for residential and commercial loans is now as strong, if not stronger, than at any time in the last 10 years.

     Another component of our business plan for the Company has been to increase the amount of commercial and other non-interest bearing deposits and the fee income generated from checking and other deposit products. In 1997, commercial and other noninterest-bearing deposits increased from $46,154,000 at the end of 1996 to $54,874,000 at the end of 1997, an
increase of 18.9%. This increase reflects the continuing success of the Company's retail and commercial account officers in attracting and retaining commercial accounts to increase this important source of lower cost funds for the Company. It also reflects indirectly the considerable success that the Company has experienced in expanding its merchant credit card processing program and its facilities. The success of this program has led to increases both in the number and balances of related commercial accounts for the Company as well as generating additional fee income.

     Growth in deposit fee income has also contributed to the Company's earnings. Deposit fee income in 1997 increased from $1,425,000 in 1996 to $2,040,000 in 1997, an increase of 43.2%. The Company's retail and commercial deposit products are competitively priced and offer good value as well as good service to the Company's customers. This contributes to growth in our deposit fee income as our overall transaction account balances continue to grow.

     In recognition of our strong prospects for continuing our steady growth in earnings, the Board of Directors of the Company increased the quarterly cash dividend payable on shares of common stock of the Company by 20% in January of 1998.

- Asset Quality

     One of the cornerstones of the Company's business plan has been to improve asset quality on a continuous basis. Management of the Company remains committed to maintaining the quality of the Company's assets and taking prompt action, tailored to fit each set of circumstances, to address problem assets when the need arises. 1997 demonstrated the success of the Company's continuing attention to this important area of its operations.

     By the end of 1997, the Company had reduced its total nonperforming assets to $2,429,000. Significantly, $1,679,000, or 69.1%, of the Company's total nonperforming assets consisted of loans secured by one- to four-family residences or single family real estate owned, which characteristically pose less risk to the Company than other types of loans. Finally, at December 31, 1997, the delinquency rate for our overall loan portfolio stood at 0.51%, which ranks among the lowest delinquency rates for the Company's loan portfolio in the last 10 years. We believe that the improvements in our asset quality during 1997 are indicative of our careful, prudent loan underwriting and our overall loan portfolio management, which will continue to benefit our stockholders in years to come.

- The Company's Community Banking Franchise

     In 1997, we continued to enhance our community banking franchise through a variety of initiatives.

     First, we completed the organization of five new advisory boards of directors for our Company. The appointment and organization of each advisory board strengthens our contacts and connections with another segment of our market area and opens new doors and business opportunities for our Company. We have already begun to attract new customers, open new accounts, and make new loans based on referrals that we have received from our new advisory directors. We have also put into place an incentive program for our advisory directors which should lead to even more referrals in the future. We plan to organize at least two additional advisory boards of directors during 1998 as we reach out to segments of our market that present substantial business opportunities for our Company.

     Second, we have continued to improve our retail facilities and branch operations. In the fourth quarter of 1997, we opened our third supermarket retail office in the new Super Kmart located on Holland Road in Virginia Beach. We have also taken steps to relocate and improve our banking facility located in the Churchland area of Chesapeake and Portsmouth in order to provide a more convenient facility with a greater range of services for our customers who live and work in this rapidly growing segment of our market. We also completed renovations of our retail offices in 1997 in order to better serve our customers in modern, full-service commercial banking facilities.

     Third, we have continued to improve the technology that supports our retail and commercial operations. In 1997, we installed (1) a new frame relay system throughout the Company to enhance data transmission speed and capacity for our data processing systems, (2) an interactive voice communications system to provide our customers with telephone access to information about their accounts,
(3) an image processing system to improve checking account customer service and the efficiency of our checking, proof and transit departments, and (4) a new marketing customer information software program to strengthen our business development programs. We have also identified the steps that our Company needs to take to address Year 2000 computer issues and are working under a precise schedule for the installation of hardware and software updates and enhancements in order to make our Company and its products and services Year 2000 compliant.

     Lastly, we have assembled a team of competent and dedicated community bankers who are committed to providing a full range of banking services to our customers in a prompt and cost-effective manner. This level of commitment has enabled us to leverage our investments in our facilities, equipment, and technology in order to open new doors for our Company and to expand our community banking franchise. We believe that recent consolidations of financial institutions in our market area will present our community bankers with even greater opportunities to expand our business in 1998, and that we are poised to take advantage of each of these opportunities as they arise.

- The Year Ahead

     As we enter 1998, we see the need to make several changes in the structure of our Company for the benefit of our stockholders. We are pleased to announce these changes as part of our Annual Report.

     First, on March 24, 1998, we announced a 3-for-1 split of our Company's stock. With the meteoric rise in the price of our stock over the past year, we needed to act to make shares of our stock more affordable for new investors and more liquid for all of our investors. We are optimistic about our future and wish to share that optimism with our existing and potential investors in a tangible way.

     Second, since 1995, the Company has conducted its banking operations in our local market through two separate subsidiary banks. The purpose for this was to preserve the local community bank identity and autonomy of Princess Anne Bank to the maximum extent possible consistent with achieving some efficiencies from the consolidation of the operations functions of the two bank subsidiaries.

     In early 1998, members of Princess Anne Bank's Board of Directors who did not also serve on the Company's Board of Directors asked the Company to change the name of Princess Anne Bank to CENIT Bank immediately and to consider a merger of the two subsidiary banks. These outside members of Princess Anne
Bank's Board of Directors believed that the time for two separate bank subsidiaries with two separate identities was past and that the merger of the two banks would increase operating efficiency, provide for greater expense control, and would make the Company's marketing programs more effective. This selfless act by this group of bank directors is indicative of the loyalty and dedication to the Company and the leadership that these directors have shown over the years.

     The Company has accepted the recommendations of these directors and is proceeding to merge its subsidiary banks in an orderly fashion and in a manner that is least disruptive to our customers. But, we plan to preserve for the Company and its stockholders the wise counsel and leadership of the outside directors from Princess Anne Bank by creating a consolidated board of directors for our subsidiary bank and by adding three of them to the Company's Board of Directors. All of these steps will further strengthen the Company in the months and years ahead.

     As successful as 1997 has been, we realize that we must continually create value for our stockholders and enhance the value of our community banking franchise. We are prepared for the challenge and believe that we have built a strong foundation from which to move our Company forward in 1998. We believe that 1998 will be a year of many opportunities for our Company and that we are better prepared now than at any time in our history to seize and take advantage of these opportunities as and when they present themselves. We are excited about our prospects for 1998 and look forward to a successful year for our Company. We appreciate the trust that you have placed in the directors, officers, and employees of the Company, and we will continue to do everything within our power to maintain and reward that trust.



Michael S. Ives
President and Chief Executive Officer

Board of Directors & Management Committee
-------------------------------------------------------------------------------

- Board of Directors

C. L. Kaufman, Jr. Chairman,
Investor

David L. Bernd
President & CEO,
Sentara Health System

Patrick E. Corbin, CPA
Principal,
Carter Corbin & Company, P.C.

William J. Davenport, III*
Real Estate Developer/Investor

J. Morgan Davis
President & Chief Executive Officer
CENIT Bank, Virginia Beach

Thomas J. Decker, Jr.*
President,
The Prudential-Decker Realty

L. Renshaw Fortier*
Chairman, Teren Company

John F. Harris*
President, Affordable Homes, Inc.

The Honorable
William H. Hodges
Judge, Virginia Court of Appeals
(Retired)
Consultant/Counsel,
Plasser American Corporation

Michael S. Ives
President & Chief Executive Officer

Charles R. Malbon, Jr.*
Vice President, Tank Lines, Inc.

Roger C. Reinhold
Commercial Investments
Retired President,
Homestead Savings Bank

William L. Rueger*
Management Consultant

Dan Ryan*
President, Dan Ryan's For Men

John A. Tilhou, Esq.
Chairman, CENIT Bank,
Virginia Beach
Partner, Mays & Valentine, L.L.P.

David R. Tynch, Esq.
President and Managing Partner,
Cooper, Spong & Davis, P.C.

Anne B. Shumadine, Esq.
President,
Signature Financial
Management, Inc.
Director, Mezzullo & McCandlish,
A Professional Corporation

* CENIT Bank, Virginia Beach
   Board Only

- Management Committee

Michael S. Ives
President & Chief Executive Officer,
CENIT Bank

J. Morgan Davis
President & Chief Executive Officer,
CENIT Bank, Virginia Beach

Barry L. French
Senior Vice President
Retail Banking Group Manager

John O. Guthrie
Senior Vice President
Chief Financial Officer &
Finance Group Manager

Patrick L. Hillard
Senior Vice President
CENIT Mortgage Company

Roger J. Lambert
Senior Vice President
Information Services
Group Manager

Barbara N. Lane
Senior Vice President
Administrative Services
Group Manager

Winfred O. Stant, Jr.
Senior Vice President &
Chief Financial Officer,
CENIT Bank, Virginia Beach

Alvin D. Woods
Senior Vice President
Chief Lending Officer &
Lending Group Manager

Community Advisory Boards
-------------------------------------------------------------------------------
- Norfolk
James E. Andrews, Chairman
President, Anzell Automotive, Inc.

James G. Close, Jr.
Owner, Monticello Antiques

Norma Dorey-Cobb
President, Changes Hairstyling, Inc.

Joan D. Gifford
Chairman, Coldwell Banker
Gifford Realty, Inc.

Claus Ihlemann
Owner, Decorum

Joseph F. Query
President, Joseph Query
Insurance Agency, Inc.

Peter W. Karangelan
President, Azalea Inn #1, Inc.

- Tri-City
(West Chesapeake,
Suffolk & Portsmouth)
Samuel H. Lamb, II, Chairman
Provost, Tidewater Community
College, Portsmouth

Robert C. Barclay, IV, Esq.
Attorney, Cooper, Spong & Davis

Roger L. Brown
Owner, McDonald's Franchises

B. Anne Davis
President & CEO, Diesel Tech

Gwendolyn S. Davis
Legislative Liaison &
Principal Management Analyst,
City of Portsmouth

Dan E. Griffin
Architect, AIA, PC

Ann M. Kirk, Esq.
Attorney, Private Practice

Michael R. Kirsch
President, K Plus

Bill Moody
Vice President, Sales
Doughtie's Foodservice

Jimmy R. Spruill
Chairman, JJ Fasteners, Inc.

Andrew M. Virga
Treasurer & CFO,
Virga's Pizza Crust of Virginia

Chris Whicker
Managing Broker, Consultant
ERA Realty Crossroads, Inc.

- Chesapeake
(South Chesapeake)
James A. Roy, Esq., Chairman
Partner, Roy, Larsen,
Romm & Lascara, P.C.

W. Michael Bryant
President, OBBCO
Safety & Supply, Inc.

Warren D. Harris
Assistant Economic
Development Director,
City of Chesapeake

Debbie Ritter
Chesapeake Civic Leader

Fella Rhodes
Managing Broker,
Long & Foster Realtors

Greg Skillman
President, Seaboard Mechanical

Peter Szoke, MD
Family Physicians of
Great Bridge, Ltd.

Gayle A. Terwilliger, DDS
Dentist, Private Practice

Olivia T. Walton, CPA
Walton Associates

James J. Wheaton, Esq.
Partner, Willcox & Savage, P.C.


- Pembroke
(Southwest Virginia Beach)
Wendell A. White, Chairman
President, Bayside Building Corp.

Joseph M. Gianascoli
President, Gee's Group

William F. Harris
President, Bank United Mortgage

Glen A. Huff, Esq.
Partner, Huff, Poole & Mahoney

Donald E. Lee, Jr., Esq.
Attorney, Private Practice

Robert E. Ruloff, Esq.
Partner,
Shuttleworth, Ruloff & Giordano

Jerry Womack
President,
Suburban Grading and Utilities, Inc

- Shore Drive
(North Virginia Beach)
Kal Kassir, Chairman
Owner, The Corner Market

Donald F. Bennis, Esq.
Attorney, Private Practice

Thomas R. Eckert
Owner, Bay Lake Pines School

Charles G. Faison, Jr.
President,
Bayside Exxon Service Center

Charles W. Guthrie
President, Lynnhaven Marine

John R. Savino
Agent, The Prudential-Decker Realty

- Lynnhaven
(Southeast Virginia Beach)
Brian P. Winfield, Chairman
Winfield & Associates

Gunther H. Degan
President, Degan Enterprises

Robert G. Jones, Esq.
Partner,
Jones, Russotto & Walker, P.C.

Paul V. Michels
President, Coastal Video
Communications Corp.

A. William Reid
President, Rising Tide Productions

- Hilltop
(East Virginia Beach)
John W. Richardson, Esq.
Chairman
Partner, Stallings & Richardson

Brian S. Burgess
Vice President, Sales
Hoffman Beverage Company

Judy B. Crumley
Owner & Treasurer,
Crumley Group, Inc.

Frank Drew
Sheriff, City of Virginia Beach

Robert M. Howard
Executive Vice President,
Accounting & Finance,
Professional Hospitality
Resources, Inc.

John P. Martin
President, Great Atlantic
Travel & Tour

- Independence
(Northeast Virginia Beach)
W. K. Hammaker, Chairman
Branch Manager,
Pembroke Riedman Insurance

Stephen B. Ballard
President, S.B. Ballard, Inc.

Nancy Cheng
Administrative Vice President,
Eastern Computers, Inc.

William A. Hearst
Account Executive,
Pembroke Riedman Insurance

Clarence A. Holland, MD
Physician

Norma O. Magpoc, MD
Physician

Mark E. Slaughter, Esq.
Partner, Pender & Coward

- Kempsville
(Southwest Virginia Beach)
Blair G. Ege, Chairman
Branch Manager,
MML Investors Services, Inc.

Richard A. Beskin
President, Beskin & Associates, Inc.

Charles W. Best. III, Esq.
Partner, Best & Best, PLC

Frances Denney Richardson,CPA
Partner, Failes & Associates, P.C.

J. Randolph Sutton
President, Waterfront Marine
Construction, Inc.

- Peninsula
(Hampton, Newport News,
York County)
Herbert V. Kelly, Jr., Esq.,
Chairman
Partner, Jones Blechman,
Woltz & Kelly, PC

James F. Allen, MD
Neurosurgeon

Thomas R. Brooks, CPA
Witt, Mares & Co., PLC

Randolph P. Bryant
President, Wolftrap Operations

Charles R. Conte, Jr.
Owner, Conte's Bike Shop, Inc.

Betty Anne Davis
Co-owner, Davis-Penland
Building and Remodeling
Chairman,
Newport News School Board

Wendy C. Drucker
President,
Drucker & Falk, LLC

Allen R. Jones
President,
Dominion Physical Therapy

Anna Van Buren McNider
Co-owner, Digital Images

Jere Mills
Co-owner,
Ferguson Mills Construction
Chairman, York County
Board of Supervisors

C. Dwight West, III
President,
C.D. West & Company, Insurance

Charles M. Wornom
CFO, Abbitt & West & West
Real Estate Developers

Joseph N. Ziglar, Jr.
President,
Chesapeake Masonry Corporation

Five Year Financial Summary (1)
-------------------------------------------------------------------------------
(Dollars in thousands, except per share)

                                                                       At or for the year ended December 31,
                                                     1997            1996           1995           1994            1993
                                                   -----------------------------------------------------------------------

Financial Condition Data:
Total assets                                       $ 718,083      $ 707,100       $639,812       $ 575,675      $ 508,421
U.S. Treasury and other U.S. Government
    agency securities, net                            45,347         46,305         65,118          44,650         55,953
Loans held for investment, net                       486,487        422,219        319,194         305,578        258,604
Mortgage-backed certificates, net                     91,841        177,706        203,176         175,763        135,812
Real estate owned, net                                 1,098          2,769          1,828           5,718          3,575
Deposits                                             507,670        498,965        450,530         420,422        407,309
Borrowings                                           157,239        155,138        138,171         109,035         58,560
Stockholders' equity                                  49,937         49,608         46,729          42,217         39,810
Operating Data:
Interest income                                    $  50,776      $  48,171       $ 45,527       $  37,826      $  34,004
Interest expense                                      29,310         28,087         27,476          19,496         16,910
                                                   ----------------------------------------------------------------------
    Net interest income                               21,466         20,084         18,051          18,330         17,094
Provision for loan losses                                600            377            697             490          1,667
                                                   ----------------------------------------------------------------------
Net interest income after provision for loan losses   20,866         19,707         17,354          17,840         15,427
Other income                                           5,713          3,894          2,944           2,765          2,956
Other expenses                                        17,312         18,172         16,174          14,402         13,099
                                                   ----------------------------------------------------------------------
Income before income taxes                             9,267          5,429          4,124           6,203          5,284
Provision for income taxes                             3,264          1,821          1,652           2,226          1,637
                                                   ----------------------------------------------------------------------
Net income                                         $   6,003      $   3,608       $  2,472       $   3,977       $  3,647
                                                   ----------------------------------------------------------------------

Earnings per share:
       Basic                                       $    3.71      $    2.23       $   1.55       $    2.53      $    2.33
                                                   ----------------------------------------------------------------------
       Diluted                                          3.61           2.17           1.50            2.46           2.30
                                                   ----------------------------------------------------------------------
Cash dividends per share                           $    1.00      $     .75       $    .40       $     .36      $     .27
                                                   ----------------------------------------------------------------------

Pro forma earnings per share to reflect 3 for 1
    stock split approved by Board of Directors
    on March 24, 1998
       Basic                                       $    1.24      $     .74      $     .52       $     .84      $     .78
                                                   ----------------------------------------------------------------------
       Diluted                                          1.20            .72            .50             .82            .77
                                                   ----------------------------------------------------------------------

Selected Financial Ratios and Other Data:
Return on average assets                                 .86% (2)      0.54% (3)      0.40% (4)       0.72%          0.76%
Return on average stockholders' equity                 12.00  (2)      7.56  (3)      5.57  (4)       9.75           9.83
Average stockholders' equity to average assets          7.17           7.20           7.21            7.40           7.76
Stockholders' equity to total assets at year end        6.95           7.02           7.30            7.33           7.83
Interest rate spread                                    2.85           2.83           2.60            3.10           3.36
Net interest margin                                     3.27           3.22           3.07            3.47           3.78
Other expenses to average assets                        2.48  (2)      2.74  (3)      2.63   (4)      2.61           2.76
Net interest income to other expenses                 123.99  (2)    110.52  (3)    111.61   (4)    127.27         130.50
Nonperforming assets to total assets                     .34            .80            .45            1.42           1.01
Allowance for loan losses to total net loans             .78            .90           1.16            1.24           1.56
Dividend payout ratio (5)                              26.95          33.63          25.81           14.23          11.59
Book value per share                               $   31.72  (6) $   30.34       $  29.27       $   26.66      $   25.41
Tangible book value per share                          29.17  (6)     27.66          28.15           25.45          25.41
Number of retail branch offices                           20             19             16              15             12

------------

(1) On August 1, 1995, Princess Anne Bank ("Princess Anne") became a wholly-owned subsidiary of CENIT Bancorp, Inc. (the "Company") in a merger accounted for by the pooling of interests method of accounting. Accordingly, the consolidated financial data presented gives effect to this merger and the accounts of Princess Anne have been combined with those of the Company for all periods presented. Also, on April 1, 1994, CENIT Bank, FSB merged with Homestead Savings Bank, FSB ("Homestead"). This merger was accounted for by the purchase method of accounting. The consolidated financial data presented above includes the results of Homestead's operations and financial condition from the date of acquisition.
(2) Exclusive of the $405 of expenses related to the proxy contest and other matters and the related tax effect, the return on average assets and return on average stockholders' equity for the year ended December 31, 1997 would have been .90% and 12.50%, respectively, and the ratio of other expenses to average assets and net interest income to other expenses would have been 2.42% and 126.97%, respectively.
(3) Exclusive of the $2,340 one-time SAIF special assessment paid in November, 1996 and the related tax effect, the return on average assets and return on average stockholders' equity for the year ended December 31, 1996 would have been .76% and 10.52%, respectively, and the ratio of other expenses to average assets and net interest income to other expenses would have been 2.39% and 126.86%, respectively.
(4) Exclusive of the $757 of merger expenses and the $563 loss on the sale of securities and the related tax effect, the return on average assets and return on average stockholders' equity for the year ended December 31, 1995 would have been .57% and 7.91%, respectively. Exclusive of the $757 of merger expenses relating to the Princess Anne combination, the ratio of other expenses to average assets and net interest income to other expenses would have been 2.50% and 117.09%, respectively.
(5) Represents dividends per share divided by basic income per share. Dividends per share represent historical dividends declared by the Company.
(6) Book value per share and tangible book value per share, computed by including unallocated common stock held by the Company's Employee Stock Ownership Plan at December 31, 1997, were $30.14 and $27.72, respectively.


Management's Discussion and Analysis of
Financial Condition and Results of Operations

Financial Condition of the Company

     Total assets. At December 31, 1997, the Company had total assets of $718.1 million, an increase of $11.0 million since December 31, 1996. This increase is accounted for primarily by increases in residential single-family loans, home equity and second mortgage loans and by an increase in federal funds sold, the effect of which was partially offset by a decrease in securities available for sale.

     Securities Available For Sale. Securities available for sale totaled $137.2 million at December 31, 1997 compared to $224.0 million at December 31, 1996. This decline resulted from the Company's effort to reinvest funds from the securities available for sale portfolio to the loan portfolio. The net decrease of $86.8 million from December 31, 1996 resulted primarily from the net effect of $49.2 million of mortgage-backed certificate repayments, $17.0 million of proceeds from the maturities or calls of securities, $16.1 million of U.S. Treasury and other U.S. Government agency securities purchases, and $35.4 million of proceeds from the sale of securities.

     The portfolio of securities available for sale at December 31, 1997 was comprised of $6.0 million of other U.S. Government agency securities, $39.3 million of U.S. Treasury securities and $91.8 million of mortgage-backed certificates.

     Loans. The balance of net loans held for investment increased 15.2% from $422.2 million at December 31, 1996 to $486.5 million at December 31, 1997.

     Adjustable-rate residential single-family loans increased from $157.5 million at December 31, 1996 to $213.7 million at December 31, 1997. The increase in adjustable-rate residential single-family loans resulted from both the origination of loans by the Company and from the purchase of loans, including bulk purchases totaling $45.5 million during 1997. These purchased loans are secured by real estate located outside the Company's primary market area. Bulk loan purchases for 1996 totaled $84.6 million. The Company will continue to make bulk purchases of adjustable-rate single-family loans secured by real estate located outside of its primary market area in 1998.

     Home equity and second mortgage loans increased from $29.6 million at December 31, 1996 to $45.2 million at December 31, 1997. This increase resulted primarily from the continuation of a successful program added to the Company's retail banking strategy in 1996, which was evidenced by a 64.3% increase in originations from $19.9 million in 1996 to $32.7 million in 1997.

     Deposits. During 1997, the Company's total deposits increased from $499.0 million at December 31, 1996 to $507.7 million at December 31, 1997. The Company's noninterest-bearing deposits increased by 18.9% from $46.2 million at December 31, 1996 to $54.9 million at December 31, 1997. This increase in noninterest-bearing deposits resulted from the Company's ongoing strategy to seek lower-cost deposits to further enhance the Company's profitability.

     Borrowed Funds. The Company's borrowed funds, which include Federal Home Loan Bank ("FHLB") advances, other borrowings, and securities sold under agreements to repurchase, increased from $155.1 million at December 31, 1996 to $157.2 million at December 31, 1997. FHLB advances decreased from $148.0 million to $145.0 million during this period, while other borrowings and securities sold under agreements to repurchase increased by $5.1 million. The Company may continue to use FHLB advances to fund the purchase of residential mortgage loans, U.S. Treasury or other U.S. Government agency securities with maturities of three years or less, or mortgage-backed certificates.

     Capital. The Company's and Banks' capital ratios significantly exceeded applicable regulatory requirements at both December 31, 1997 and 1996.

     Asset Quality. The Company's total nonperforming assets decreased by 57.1%, to a total of $2.4 million, or .34% of assets, at December 31, 1997 compared to $5.7 million, or .80% of assets, at December 31, 1996. Real estate owned ("REO") and other repossessed assets decreased by 53.0%, from $2.8 million at December 31, 1996 to $1.3 million at December 31, 1997. Nonperforming loans decreased by 61.1%, from $2.8 million at December 31, 1996 to $1.1 million at December 31, 1997.

Comparison of Operating Results for the Years Ended December 31, 1997 and December 31, 1996

     General. The Company's pre-tax income increased by 70.7% to $9.3 million for the year ended December 31, 1997 from $5.4 million for 1996. This increase was attributable primarily to a $1.4 million increase in net interest income, a $1.8 million increase in other income and an $860,000 decrease in other expenses, the effect of which more than offset a $223,000 increase in the provision for loan losses. Other expenses decreased in 1997 primarily as a result of a reduction in federal deposit insurance premiums. Expenses in 1996 included a one-time assessment of $2.3 million in connection with the federal legislation to recapitalize SAIF.

     Net Interest Income. The Company's net interest income before provision for loan losses increased by $1.4 million for the year ended December 31, 1997, a 6.9% increase from 1996. This increase resulted from a $2.6 million increase in interest income, which exceeded a $1.2 million increase in interest expense. The increase in interest income was primarily attributable to an increase in the average balance of loans.

     Interest on the Company's portfolio of mortgage-backed certificates decreased by approximately $4.5 million from $13.2 million for the year ended December 31, 1996 to $8.7 million for the comparable 1997 period. The decrease resulted from a $72.8 million decrease in the average balance of the portfolio which was partially offset by an increase in the average yield of the portfolio from 6.69% in 1996 to 6.96% in 1997. The decrease in the average balance was a consequence of the Company's sale of mortgage-backed certificates and repayments. No mortgage-backed certificates were purchased in 1997.

     The mortgage-backed certificate portfolio at December 31, 1997 had a total amortized cost of $90.7 million and had a weighted average yield of 7.01% for the month of December, 1997. The portfolio includes $5.1 million, or 5.6% of the total portfolio, of fixed- rate mortgage-backed certificates; $83.6 million, or 92.2% of the total portfolio, of adjustable-rate mortgage-backed certificates; and $2.1 million, or 2.2% of the total portfolio, of fixed-rate mortgage-backed certificates with balloon provisions. The weighted average yields for the month of December 1997 for these three classifications were 8.43%, 6.94%, and 6.51%, respectively.

     Interest on loans increased by approximately $8.0 million, or 26.4%, from $30.2 million in the year ended 1996 to $38.2 million in 1997. This increase was attributable to a $118.4 million increase in the average balance of loans, the effect of which more than offset a decrease in the yield on the Company's loan portfolio from 8.59% in 1996 to 8.12% in 1997. The increase in the average balance of loans resulted from both an increase in originations and from the purchase of residential single-family loans. The weighted average yield on the loan portfolio for the month of December 1997 was 8.17%.

     Interest on investment securities decreased $882,000 in 1997 compared to 1996. This decrease resulted from a $12.4 million decrease in the average balance of the portfolio and a decrease in the yield on the portfolio from 6.44% in 1996 to 6.25% in 1997.

     The Company's interest expense increased by $1.2 million, primarily as a result of an increase in interest on deposits, the effect of which was partially offset by a decrease in interest on borrowings. The average balance of interest bearing deposits increased by $41.3 million in 1997 compared to 1996, while the average costs of interest bearing deposits decreased from 4.70% in 1996 to 4.66% in 1997. The average balance of borrowings decreased by $13.3 million in 1997 compared to 1996, while the average cost of the borrowings increased from 5.40% in 1996 to 5.54% in 1997.

     The Company's net interest margin increased from 3.22% for the year ended December 31, 1996 to 3.27% for the year ended December 31, 1997. This increase was the result of an increase in the Company's interest rate spread from 2.83% in the year ended December 31, 1996 to 2.85% in the comparable 1997 period. The increase in the Company's interest rate spread occurred because the Company's overall yield on its interest-earning assets remained level at 7.73%, while the overall cost of its interest-bearing liabilities decreased from 4.90% in 1996 to 4.88% in 1997. The Company's calculations of interest rate spread and net interest rate margin include nonaccrual loans as interest-earning assets.

     The Company's net interest margin remained substantially unchanged during 1997. For the three months ended December 31, 1997, the Company's net interest margin was 3.31% and the interest rate spread was 2.86%. For the three months ended December 31, 1996, the Company's net interest margin was 3.30% and the interest rate spread was 2.91%.

     Provision for Loan Losses. The Company's provision for loan losses increased from $377,000 in 1996 to $600,000 in 1997. Net chargeoffs totaled $623,000 in 1997 compared to $267,000 in 1996. The Company's 1996 provision for loan losses was positively impacted by a $288,000 recovery relating to one loan. At December 31, 1997, the Company's total allowance for loan losses was $3.8 million and nonperforming loans totaled $1.1 million, resulting in a coverage ratio of 343.0%.

     Other Income. Total other income increased by 46.7%, from $3.9 million in 1996 to $5.7 million in 1997. Deposit fees and merchant processing fees increased by $615,000 and $653,000, respectively, in 1997 compared to 1996. Deposit fees increased in 1997 as a result of additional transaction accounts, the addition of two ATMs, full implementation of ATM surcharges and increases in the Company's deposit fee schedule. Merchant processing fees increased in 1997 as the Company continued to experience substantial growth in its merchant portfolio. Brokerage fees recognized by CENIT Bank's commercial mortgage loan brokerage subsidiary increased by $437,000 in 1997 compared to 1996.

     Other Expenses. Total other expenses decreased from $18.2 million in the year ended December 31, 1996 to $17.3 million in 1997. Total other expenses for 1996 includes the $2.3 million SAIF special assessment and for 1997 includes $405,000 of expenses relating to the proxy contest and other matters. Exclusive of the SAIF special assessment in 1996 and the proxy and other expenses in 1997, total other expenses were $15.8 million in 1996 and $16.9 million in 1997.
Salaries and employee benefits increased by $551,000 in 1997 primarily as a result of overall increases in wages and benefits, expansion of the retail banking group, including the opening of two new Super Kmart offices, one in August 1996 and one in November 1997, and additional commissions from CENIT Bank's commercial mortgage loan brokerage subsidiary related to the increase in mortgage loan brokerage revenue. Merchant processing expenses increased by $544,000 in 1997 as a result of increased volume. Expenses related to real estate owned increased by $177,000 during 1997 due to disposal of properties during the year. Net occupancy expenses of premises increased by $133,000 in 1997, reflecting the incremental costs associated with additional retail locations and the renovation of certain existing locations. The impact of the increases in the above expenses was partially offset by a $570,000 decrease in federal deposit insurance premiums in 1997 due primarily to lower premium rates, and a $129,000 decrease in professional fees.

     Income Taxes. The Company's income tax expense for the year ended December 31, 1997 was $3.3 million, which represents an effective tax rate of 35.2%. The Company's income tax expense for 1996 was $1.8 million, which represented an effective tax rate of 33.5%. The effective tax rate increased during 1997 primarily as a result of the increase in the income of CENIT Bank subject to state tax.

Comparison of Operating Results for the Years Ended December 31, 1996 and December 31, 1995

     General. The Company's pre-tax income increased to $5.4 million for the year ended December 31, 1996 from $4.1 million for 1995. This increase was attributable primarily to a $2.0 million increase in net interest income, a $950,000 increase in other income and a $320,000 decrease in the provision for loan losses, the effect of which more than offset a $2.0 million increase in other expenses. Other expenses increased primarily as a result of the $2.3 million pretax charge against earnings relating to the special assessment charged to the Company in connection with the federal legislation to recapitalize the SAIF.

     Net Interest Income. The Company's net interest income before provision for loan losses increased by $2.0 million for the year ended December 31, 1996, an 11.3% increase from 1995. This increase resulted from a $2.6 million increase in interest income, which exceeded a $611,000 increase in interest expense. The increase in interest income was primarily attributable to an increase in the average balance of loans and to an increase in the average balance and average yield of the mortgage-backed certificate portfolio.

     Interest on the Company's portfolio of mortgage-backed certificates increased by approximately $1.8 million from $11.4 million for the year ended December 31, 1995 to $13.2 million for the comparable 1996 period. This increase resulted from both a $16.4 million increase in the average balance of the portfolio and an increase in the average yield of the portfolio from 6.30% in 1995 to 6.69% in 1996. The increase in the average balance was a consequence of the Company's purchase of mortgage-backed certificates in the latter part of 1995 and the first part of 1996 to increase income of the Company. The increase in the yield on mortgage-backed certificates occurred primarily as a result of the Company's December, 1995 sale of lower yielding mortgage-backed certificates with five-year balloon provisions and the replacement of those assets in December, 1995 and January, 1996 with higher-yielding, adjustable-rate mortgage-backed certificates.

     The mortgage-backed certificate portfolio at December 31, 1996 had a total amortized cost of $176.2 million and had a weighted average yield of 6.85% for the month of December, 1996. The portfolio was comprised of $18.0 million, or 10.2% of the total portfolio, of mortgage-backed certificates with five- and seven-year balloon provisions; $151.9 million, or 86.2% of the total portfolio, of adjustable-rate mortgage-backed certificates; and $6.3 million, or 3.6% of the total portfolio, of fixed-rate mortgage-backed certificates.

     Interest on loans increased by approximately $1.3 million from $28.9 million in 1995 to $30.2 million in 1996. This increase was attributable to a $27.8 million increase in the average balance of loans, the effect of which more than offset a decrease in the yield on the Company's loan portfolio from 8.91% in 1995 to 8.59% in 1996. The increase in the average balance of loans resulted from both an increase in originations and from the purchase of residential loans discussed above.

     Interest on investment securities decreased $389,000 in 1996 compared to 1995. This decrease resulted from a $7.8 million decrease in the average balance of the portfolio, the effect of which more than offset an increase in the yield on the portfolio from 6.26% in 1995 to 6.44% in 1996.

     The Company's interest expense increased by $611,000 primarily as a result of an increase in interest on borrowings. Interest on borrowings totaled $8.8 million in the year ended December 31, 1996 compared to $8.1 million in 1995. The average balance of FHLB advances increased by $26.4 million in 1996 compared to 1995 as the Company continued to utilize FHLB advances to fund a portion of its growth. The impact of the increase in average balances of FHLB advances was partially offset by a decrease in the average cost of the advances from 6.16% in 1995 to 5.44% in 1996.

     The Company's net interest margin increased from 3.07% for the year ended December 31, 1995 to 3.22% for the year ended December 31, 1996. This increase was the result of an increase in the Company's interest rate spread from 2.60% in the year ended December 31, 1995 to 2.83% in the comparable 1996 period. The increase in the Company's interest rate spread occurred because the Company's overall yield on its interest-earning assets remained level at 7.73%, while the overall cost of its interest-bearing liabilities decreased from 5.13% in 1995 to 4.90% in 1996. The Company's calculations of interest rate spread and net interest rate margin include nonaccrual loans as interest-earning assets.

     The Company's net interest margin and interest rate spread gradually increased during 1996. For the three months ended December 31, 1996, the Company's net interest margin was 3.30% and the interest rate spread was 2.91%.

     Provision for Loan Losses. The Company's provision for loan losses decreased from $697,000 in 1995 to $377,000 in 1996. The Company's 1996 provision for loan losses was positively impacted by a $288,000 recovery received relating to one loan. Net chargeoffs totaled $267,000 in 1996 compared to $790,000 in 1995. At December 31, 1996, the Company's total allowance for loan losses was $3.8 million and nonperforming loans totaled $2.8 million, resulting in a coverage ratio of 134.2%.

     Other Income. Total other income increased from $2.9 million in 1995 to $3.9 million in 1996. Deposit fees and merchant processing fees increased by $401,000 and $236,000, respectively, in 1996 compared to 1995. Deposit fees increased in 1996 as a result of additional transaction accounts, the addition of seven ATMs and increases in the Company's deposit fee schedule. Merchant processing fees increased in 1996 as the Company continued to experience substantial growth in its merchant portfolio. Gains on the sale of individual loans and servicing from mortgage operations increased by $85,000 in 1996 compared to 1995, primarily as a result of an increase in the volume of loans sold. Also, the Company recognized a net gain of $77,000 on the sale of securities in 1996 compared to a loss of $563,000 in 1995. The effect of these items was partially offset by a $303,000 decrease in brokerage fees recognized by CENIT Bank's commercial mortgage loan brokerage subsidiary.

     Other Expenses. Total other expenses increased from $16.2 million in the year ended December 31, 1995 to $18.2 million in 1996. Total other expenses for 1996 includes the $2.3 million SAIF special assessment and for 1995 includes $757,000 of expenses relating to the Princess Anne merger. Exclusive of the SAIF special assessment in 1996 and the merger expenses in 1995, total other expenses were $15.8 million and $15.4 million, respectively. Salaries and employee benefits increased by $293,000 in 1996 primarily as a result of overall increases in wages and benefits and CENIT Bank's opening of two new Super Kmart offices, one in November, 1995 and one in August, 1996. The impact of the increase in wages and benefits was partially offset by a $141,000 net decrease in commissions in 1996. Net occupancy expense of premises increased by $311,000 in 1996 primarily as a result of incremental costs associated with the opening of three new offices and the relocation of two offices. Merchant processing expenses increased by $209,000 in 1996 as a result of increased volume. The impact of the increases in the above expenses was partially offset by a $334,000 decrease in expenses, gains/losses, and provision for losses on real estate owned and a $202,000 decrease in professional fees in 1996.

     Income Taxes. The Company's income tax expense for the year ended December 31, 1996 was $1.8 million, which represents an effective tax rate of 33.5%. The Company's income tax expense for 1995 was $1.7 million, which represented an effective tax rate of 40.0%. The effective tax rate was higher in the 1995 period due to the nondeductibility of certain merger expenses.

Liquidity

     The Company's primary sources of funds are deposits,  principal  repayments
on  loans  and  mortgage-backed  certificates,   FHLB  advances,
proceeds from maturities of investment securities, short-term investments, and funds provided by operations. While scheduled loan and mortgage-backed certificate amortization and short-term investments are a relatively predictable source of funds, deposit flows are greatly influenced by general interest rates, economic conditions, and competition.

     CENIT Bank is required to maintain specific levels of liquid investments. Current regulations require CENIT Bank to maintain liquid assets, which include short-term assets such as cash, certain time deposits and bankers' acceptances, short-term U.S. Treasury obligations, and mortgage-backed certificates with final maturities of five years or less, as well as certain long-term assets, equal to not less than 5.0% of its net withdrawable accounts plus short-term borrowings. CENIT Bank has generally maintained regulatory liquidity in excess of its required levels. CENIT Bank's liquidity ratio was 8.8% and 9.5% at December 31, 1997 and December 31, 1996, respectively. As a Virginia state chartered bank, Princess Anne is not required by regulation to maintain specific levels of liquid investments.

     At December 31, 1997, the Company had outstanding mortgage and nonmortgage loan commitments, including unused lines of credit, of $41.1 million, outstanding commitments to purchase loans of $28.1 million, outstanding commitments to purchase approximately $9.3 million of adjustable-rate mortgage-backed certificates, and outstanding commitments to sell mortgage loans of $3.9 million, if such loans close. The Company anticipates that it will have sufficient funds available to meet its current commitments.

     Certificates of deposit that are scheduled to mature within one year totaled $258.9 million at December 31, 1997. The Company believes that a significant portion of the certificates of deposit maturing in this period will remain with the Company. The Company's liquidity could be impacted by a decrease in the renewals of deposits or general deposit runoff. However, the Company has the ability to raise deposits by conducting deposit promotions. In the event the Company requires funds beyond its ability to generate them internally, the Company could obtain additional advances from the FHLB. The Company could also obtain funds through the sale of investment securities from its available for sale portfolio.

 Market Risk Management

     The Company's primary market risk exposure is interest rate risk. Fluctuations in interest rates will impact both the level of interest income and interest expense and the market value of the Company's interest-earning assets and interest-bearing liabilities.

     The primary goal of the Company's asset/liability management strategy is to maximize its net interest income over time while keeping interest rate risk exposure within levels established by the Company's management. The Company's ability to manage its interest rate risk depends generally on the Company's ability to match the maturities and repricing characteristics of its assets and liabilities while taking into account the separate goals of maintaining asset quality and liquidity and achieving the desired level of net interest income. The principal variables that affect the Company's management of its interest rate risk include the Company's existing interest rate gap position, management's assessment of future interest rates, the need for the Company to replace assets that may prepay before their scheduled maturities, and the withdrawal of liabilities over time.

     The Company's primary technique for managing its interest rate risk exposure is the management of the Company's interest sensitivity gap. The interest sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. At December 31, 1997, the Company's one year "positive gap" (interest-earning assets maturing within a period exceed interest-bearing liabilities repricing within the same period) was approximately $25.0 million, or 3.5% of total assets. Thus, during periods of rising interest rates, this implies that the Company's net interest income would be positively affected because the yield of the Company's interest-earning assets is likely to rise more quickly than the cost on its interest-bearing liabilities. In periods of falling interest rates, the opposite effect on net interest income is likely to occur.

     The Company manages its interest rate risk by influencing the adjustable and fixed rate mix of its loans, securities, deposits and borrowings. The Company can add loans or securities with adjustable, balloon or call features, as well as fixed rate loans and mortgage securities if the yield on such loans and securities is consistent with the Company's asset/liability management strategy. Also, the Company can manage its interest rate risk by extending the maturity of its borrowings or selling certain assets and repaying borrowings.

     Certain shortcomings are inherent in any method of analysis used to estimate a financial institution's interest rate gap. The analysis is based at a given point in time and does not take into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, although certain assets and liabilities may have similar maturities or repricing, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities also may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. The interest rates on loans with balloon or call features may or may not change depending upon their interest rates relative to market interest rates. Additionally, certain assets, such as adjustable-rate mortgages, have features that may restrict changes in interest rates on a short-term basis and over the life of the asset.

     The Company is also subject to prepayment risk, particularly in falling interest rate environments or in environments where the slope of the yield curve is relatively flat or negative. Such changes in the interest rate environment can cause substantial changes in the level of prepayments of loans and mortgage-backed certificates, which may also affect the Company's interest rate gap position.

     As part of its borrowings, the Company may utilize from time-to-time, convertible advances from the FHLB-Atlanta. Convertible advances generally provide for a fixed-rate of interest for a portion of the term of the advance, an ability for the FHLB-Atlanta to convert the advance from a fixed rate to an adjustable rate at some predetermined time during the remaining term of the advance (the "conversion" feature), and a concurrent opportunity for the Company to prepay the advance with no prepayment penalty in the event the FHLB-Atlanta elects to exercise the conversion feature. Changes in interest rates from those at December 31, 1997 may result in a change in the estimated maturity of convertible advances and, therefore, the Company's interest rate gap position.

     Also, the methodology used estimates various rates of withdrawal (or "decay") for money market deposit, savings, and checking accounts, which may vary significantly from actual experience.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997 that are subject to repricing or that mature in each of the future time periods shown. The table reflects certain assumptions regarding prepayment of loans and mortgage-backed certificates that are outside of actual contractual terms, and are based on the 1997 prepayment experience of the Company. Additionally, loans and securities with call or balloon provisions are included in the period in which they balloon or may first be called. Except as stated above, the amount of assets and liabilities shown that reprice or mature during a particular period were determined in accordance with the contractual terms of the asset or liability.


Interest Sensitivity Analysis
December 31, 1997
(Dollars in thousands)


                                                                                            Over        Over
                                                                                Total       One        Three
                                                                               Within     Year to     Years or
                                             0-3         4-6         7-12        One       Three        Non-
                                            Months      Months      Months      Year      Years      Sensitive    Total
                                           -------------------------------------------------------------------------------
Assets
   Interest-earning assets:
     Loans (1)                             $130,591    $ 51,440    $ 84,297   $ 266,328   $141,082    $ 84,987    $492,397
     Securities available for sale:
       U.S. Treasury securities               4,001       6,012       4,027      14,040     25,303           -      39,343
       Other U.S. Government agency
         securities                               -       1,000       3,004       4,004      2,000           -       6,004
     Mortgage-backed certificates            25,187      24,440      36,906      86,533      1,677       3,631      91,841
     Federal funds sold                      37,118           -           -      37,118          -           -      37,118
     Federal Home Loan Bank and Federal
       Reserve Bank stock                         -           -           -           -          -       8,711       8,711
                                           -------------------------------------------------------------------------------
         Total interest-earning assets     $196,897    $ 82,892    $128,234   $ 408,023   $170,062    $ 97,329    $675,414
                                           ===============================================================================

Liabilities
   Interest-bearing liabilities:
     Interest-bearing deposits:
       Passbook, statement savings
         and checking accounts (2)         $  2,987    $  2,987    $  5,974   $  11,948   $ 18,552    $ 46,372    $ 76,872
       Money market deposits                  3,744       3,743       7,487      14,974     17,327      15,425      47,726
       Certificates of deposits              95,871      67,422      95,603     258,896     55,149      14,153     328,198
                                           -------------------------------------------------------------------------------
         Total interest-bearing deposits    102,602      74,152     109,064     285,818     91,028      75,950     452,796

    Advances from the Federal Home Loan Bank 85,000           -           -      85,000     60,000           -     145,000
    Other borrowings                          2,575           -           -       2,575          -           -       2,575
    Securities sold under
       agreements to repurchase               9,664           -           -       9,664          -           -       9,664
                                           -------------------------------------------------------------------------------
    Total interest-bearing liabilities     $199,841    $ 74,152    $109,064   $ 383,057   $151,028    $ 75,950    $610,035
                                           ===============================================================================

   Interest sensitivity gap                $ (2,944)   $  8,740    $ 19,170   $  24,966   $ 19,034    $ 21,379    $ 65,379
                                           ===============================================================================
   Cumulative interest sensitivity gap     $ (2,944)   $  5,796    $ 24,966   $  24,966   $ 44,000
                                           =======================================================

   Cumulative interest sensitivity gap as
     a percentage of total assets              (0.4%)       0.8%        3.5%        3.5%       6.1%

(1)  Excludes nonaccrual loans of $1.0 million.
(2)  Excludes $54.9 million of noninterest-bearing deposits.

     The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 1997, based on the information and assumptions set forth in the notes to the table. The Company had no derivative financial instruments, foreign currency exposure or trading portfolio as of December 31, 1997. The amounts included under each expected maturity date for loans, mortgage-backed certificates, and other investments were calculated by adjusting the instrument's contractual maturity date for expectations of prepayments, as set forth in the notes to the table. Similarly, expected maturity date amounts for interest-bearing core deposits were calculated based upon estimates of the period over which the deposits would be outstanding as set forth in the notes. With respect to the Company's adjustable rate instruments, amounts included under each expected maturity date were measured by adjusting the instrument's contractual maturity date for expectations of prepayments, as set forth in the notes. From a risk management perspective, however, the Company believes that repricing dates, as opposed to expected maturity dates, may be more relevant in analyzing the interest sensitivity of such instruments.


                                                          EXPECTED MATURITY DATE - YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------------------------------------
                                                                                                There-                 Fair
(Dollars in thousands)                    1998       1999       2000       2001       2002       after      Total      Value
                                          ----       ----       ----       ----       ----      ------      -----      -----

ON-BALANCE SHEET
FINANCIAL INSTRUMENTS
Interest-earning assets:
   Loans (1) (2)
     Fixed rate                         $ 27,163   $ 16,776   $ 14,180   $ 10,656   $  8,571   $ 30,529   $107,875   $109,993
       Average interest rate                8.19%      8.55%      8.58%      8.56%      8.51%      8.54%      8.46%

     Adjustable rate                     120,101     61,945     45,568     32,812     24,821     99,275    384,522    390,124
       Average interest rate                8.43%      8.02%      7.88%      7.97%      7.95%      7.94%      8.10%

   Mortgage-backed certificates (3)
     Fixed rate                            3,052        874        776        699        634      1,304      7,339      7,339
       Average interest rate                6.83%      8.43%      8.44%      8.44%      8.44%      8.47%      7.77%

     Adjustable rate                      24,927     17,898     12,881      9,304      6,752     12,740     84,502     84,502
       Average interest rate                6.94%      6.94%      6.94%      6.93%      6.93%      6.92%      6.94%

   Investments (4)                        18,044     12,109     15,194          -          -      8,711     54,058     54,058
     Average interest rate                  6.20%      5.99%      6.19%         -%         -%      7.21%      6.31%

   Federal funds sold                     37,118          -          -          -          -          -     37,118     37,118
     Average interest rate                  5.55%         -%         -%         -%         -%         -%      5.55%
                                        -------------------------------------------------------------------------------------
       Total                            $230,405   $109,602   $ 88,599   $ 53,471   $ 40,778   $152,559   $675,414   $683,134
         Average interest rate              7.58%      7.70%      7.57%      7.91%      7.91%      7.94%      7.73%
                                        =====================================================================================


Interest-bearing liabilities:
   Interest-bearing deposits (5) (6)    $285,818   $ 51,634   $ 39,394   $ 20,763   $ 14,668   $ 40,519   $452,796   $454,912
     Average interest rate                  5.06%      4.65%      5.09%      4.07%      4.03%      2.93%      4.75%

   Borrowings (7)                         97,239          -     60,000          -          -          -    157,239    157,816
     Average interest rate                  5.56%         -%      5.18%         -%         -%         -%      5.41%
                                        -------------------------------------------------------------------------------------

       Total                            $383,057   $ 51,634   $ 99,394   $ 20,763   $ 14,668   $ 40,519   $610,035   $612,728
         Average interest rate              5.19%      4.65%      5.14%      4.07%      4.03%      2.93%      4.92%
                                        =====================================================================================


____________________

(1)  Assumes  the  following  annual  prepayment   rates:
     -For   single-family residential  adjustable  loans  which  adjust  based
     upon  changes  in the one-year   constant   maturity  treasury  index, from
     14%  to  25%;
     -For single-family fixed-rate first mortgage loans, from 11% to 17%; -For commercial real estate loans, an average of 12%;
     -For consumer loans, an average of 41%; and -For most other loans, from 3% to 71%.
(2)  Excludes nonaccrual loans of $1.0 million.
(3) Assumes prepayment rates for adjustable mortgage-backed certificates of 25-32% and for fixed-rate mortgage-backed certificates of 12% to 15%.
(4) Totals include the Company's investment in FHLB and Federal Reserve Bank Stock. Investment securities with call features are reflected in the maturity period in which the security is expected to be called based on interest rates at December 31, 1997.
(5) For money market deposits, savings and checking accounts, assumes annual decay rates of 31%, 14% and 18%, respectively. These estimated rates are those last published by the Office of Thrift Supervision in November, 1994.
(6)  Excludes $54.9 million of noninterest-bearing deposits.
(7) For the $60 million FHLB convertible fixed-rate advance with an interest rate of 5.18%, which is convertible at the option of the FHLB to an adjustable-rate advance beginning in September, 1998 and quarterly thereafter until the advance's maturity in September, 2007, the estimated expected maturity at December 31, 1997 is 2.5 years based on information from FHLB-Atlanta.

Impact of Inflation and Changing Prices

     The Consolidated Financial Statements and Notes presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation.

Impact of New Accounting Standards

     In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), was issued and establishes standards for reporting and displaying comprehensive income and its components. FAS 130 requires comprehensive income and its components, as recognized under the accounting standards, to be displayed in a financial statement with the same prominence as other financial statements. The Company plans to adopt the standard, as required, beginning in 1998; adoption is not expected to have a material impact on the Company.

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," also issued in June 1997, establishes new standards for reporting information about operating segments in annual and interim financial statements. The standard also requires descriptive information about the determination of operating segments, the products and services provided by the segments and the nature of differences between reportable segment measurements and those used for the consolidated enterprise. This standard is effective for years beginning after December 15, 1997. Adoption in interim financial statements is not required until the year after initial adoption; however, comparative prior period information is required. The Company is evaluating the standard and plans adoption as required in 1998; adoption is not expected to have a significant financial impact on the Company.

Impact of the Year 2000 Issue

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, such computer programs will not recognize the correct date after December 31, 1999. In 1997, the Company implemented a process of software inventory, analysis, modification and testing to address the Year 2000 Issue. This process is currently underway and the Company expects to substantially complete its Year 2000 software conversion project by the end of 1998.

     Based on its most recent assessment, management of the Company believes that modification of the Company's software will be completed in a timely manner for its computer systems to properly utilize dates beyond December 31, 1999. The Company estimates that the cost to modify its computer systems will be between $500,000 and $600,000. These costs will not be incremental costs to the Company, but rather will represent the redeployment of existing information technology resources.

     The potential impact of the Year 2000 Issue will depend not only on the corrective measures the Company will undertake but also on other entities who provide data to or receive data from the Company and on those whose operational capability or financial condition are important to the Company, including the Company's borrowers, lenders, suppliers and service providers. The Company has communicated with some of these parties to ensure their awareness of the Year 2000 Issue. The plans of such parties to address the Year 2000 Issue will be monitored, and any fundamental impact on the Company will be evaluated. At this time, however, the Company is not able to determine whether the failure to address the Year 2000 Issue by any of its borrowers, lenders, suppliers or service providers will affect the Company's operations or financial condition.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

     The above discussion contains certain forward looking statements that involve potential risk and uncertainties. The Company's future results could differ materially from those discussed herein. Readers should not place undue reliance on these forward looking statements which are applicable only as of the date hereof.


Consolidated Statement of Financial Condition
(Dollars in thousands, except per share data)

                                                                                                       December 31,
                                                                                                 1997           1996
                                                                                               ---------------------------

Assets
Cash                                                                                           $    16,993     $    17,475
Federal funds sold                                                                                  37,118           6,003
Securities available for sale at fair value (adjusted cost
   of $135,861 and $222,367, respectively)                                                         137,188         224,011
Loans, net:
   Held for investment                                                                             486,487         422,219
   Held for sale                                                                                     3,167           1,900
Interest receivable                                                                                  4,888           5,456
Real estate owned, net                                                                               1,098           2,769
Federal Home Loan Bank and Federal Reserve
   Bank stock, at cost                                                                               8,711           7,861
Property and equipment, net                                                                         14,230          12,664
Goodwill and other intangibles, net                                                                  4,010           4,381
Other assets                                                                                         4,193           2,361
                                                                                               ---------------------------
     Total assets                                                                              $   718,083     $   707,100
                                                                                               ===========================

Liabilities and Stockholders' Equity
Liabilities:
   Deposits:
     Noninterest-bearing                                                                       $    54,874     $    46,154
     Interest-bearing                                                                              452,796         452,811
                                                                                               ---------------------------
        Total deposits                                                                             507,670         498,965
   Advances from the Federal Home Loan Bank                                                        145,000         148,000
   Other borrowings                                                                                  2,575             ---
   Securities sold under agreements to repurchase                                                    9,664           7,138
   Advance payments by borrowers for taxes and insurance                                               720             631
   Other liabilities                                                                                 2,517           2,758
                                                                                               ---------------------------
     Total liabilities                                                                             668,146         657,492
                                                                                               ---------------------------

Commitments (Note 19)

Stockholders' equity: (Note 26)
   Preferred stock, $.01 par value; authorized 3,000,000
     shares; none outstanding                                                                            -               -
   Common stock, $.01 par value; authorized 7,000,000
     shares; issued and outstanding 1,657,081
     and 1,635,044, respectively                                                                        17              16
   Additional paid-in capital                                                                       18,152          17,670
   Retained earnings - substantially restricted                                                     35,416          31,040
   Common stock acquired by Employees Stock
     Ownership Plan (ESOP)                                                                          (4,232)              -
   Common stock acquired by Management
     Recognition Plan (MRP)                                                                           (271)           (181)
   Net unrealized gain on securities available for sale,
     net of income taxes                                                                               855           1,063
                                                                                               ---------------------------
     Total stockholders' equity                                                                     49,937          49,608
                                                                                               ---------------------------
                                                                                               $   718,083     $   707,100
                                                                                               ===========================


The notes to consolidated financial statements are an integral part of this statement.


Consolidated Statement of Operations
(Dollars in thousands, except per share data)

                                                                                          Year Ended December 31,
                                                                                   1997            1996           1995
                                                                                ----------      ----------      ----------

Interest and fees on loans                                                     $    38,220     $    30,243     $    28,907
Interest on mortgage-backed certificates                                             8,685          13,224          11,406
Interest on investment securities                                                    2,775           3,657           4,046
Dividends and other interest income                                                  1,096           1,047           1,168
                                                                               -------------------------------------------
   Total interest income                                                            50,776          48,171          45,527
                                                                               -------------------------------------------
Interest on deposits                                                                20,972          19,240          19,382
Interest on borrowings                                                               8,338           8,847           8,094
                                                                               -------------------------------------------
   Total interest expense                                                           29,310          28,087          27,476
                                                                               -------------------------------------------
   Net interest income                                                              21,466          20,084          18,051
Provision for loan losses                                                              600             377             697
                                                                               -------------------------------------------
   Net interest income after provision for loan losses                              20,866          19,707          17,354
                                                                               -------------------------------------------
Other income:
   Deposit fees                                                                      2,040           1,425           1,024
   Gains (losses) on sales of:
     Securities, net                                                                    84              77            (563)
     Loans, net                                                                        548             629             544
   Loan servicing fees and late charges                                                322             353             441
   Other                                                                             2,719           1,410           1,498
                                                                               -------------------------------------------
     Total other income                                                              5,713           3,894           2,944
                                                                               -------------------------------------------
Other expenses:
   Salaries and employee benefits                                                    8,313           7,762           7,469
   Equipment, data processing, and supplies                                          2,703           2,529           2,512
   Federal deposit insurance premiums, including
     one-time SAIF special assessment of $2,340
     in 1996                                                                           277           3,187             893
   Merger expenses                                                                       -               -             757
   Expenses related to proxy contest and other
     matters                                                                           405               -               -
   Other                                                                             5,614           4,694           4,543
                                                                               -------------------------------------------
     Total other expenses                                                           17,312          18,172          16,174
                                                                               -------------------------------------------
Income before income taxes                                                           9,267           5,429           4,124
Provision for income taxes                                                           3,264           1,821           1,652
                                                                               -------------------------------------------
   Net income                                                                  $     6,003     $     3,608     $     2,472
                                                                               ===========================================

Earnings per share:
     Basic                                                                     $      3.71     $      2.23     $      1.55
                                                                               ===========================================
     Diluted                                                                   $      3.61     $      2.17     $      1.50
                                                                               ===========================================
Dividends per common share                                                     $      1.00     $       .75     $       .40
                                                                               ===========================================

Pro forma earnings per share to reflect 3 for 1
   stock split approved by Board of Directors on
   March 24, 1998 (unaudited)
     Basic                                                                     $      1.24     $       .74     $       .52
                                                                               ===========================================
     Diluted                                                                   $      1.20     $       .72     $       .50
                                                                               ===========================================

The notes to consolidated financial statements are an integral part of this statement.


Consolidated Statement of Cash Flows
(Dollars in thousands)

                                                                                       Year Ended December 31,
                                                                                 1997           1996             1995
                                                                         ------------------------------------------------

Cash flows from operating activities:
   Net income                                                            $       6,003      $      3,608     $      2,472
   Add (deduct) items not affecting cash during the year:
     Provision for loan losses                                                     600               377              697
     Provision for losses on real estate owned                                      81               136              199
     Amortization of loan yield adjustments                                        158               (98)            (227)
     Depreciation, amortization and accretion, net                               2,593             2,481            1,617
     Net (gains) losses on sales/disposals of:
       Securities                                                                  (84)              (77)             563
       Loans                                                                      (548)             (629)            (544)
       Real estate, property and equipment                                          16               160             (244)
     Proceeds from sales of loans held for sale                                 45,338            46,685           37,848
     Originations of loans held for sale                                       (46,097)          (45,003)         (33,424)
     Change in assets/liabilities, net
       Increase in interest receivable and other assets                         (1,121)           (3,689)            (772)
       Decrease in other liabilities                                               (46)             (532)            (410)
                                                                         ------------------------------------------------
         Net cash provided by operating activities                               6,893             3,419            7,775
                                                                         ------------------------------------------------
Cash flows from investing activities:
   Purchases of securities available for sale                                  (16,087)          (67,906)        (103,420)
   Purchases of securities held to maturity                                          -                 -          (53,321)
   Proceeds from sales of securities available for sale                         35,447            14,792           68,689
   Principal repayments on securities available for sale                        49,243            66,519            8,499
   Principal repayments on securities held to maturity                               -                 -           24,020
   Proceeds from maturities and calls of securities available
     for sale                                                                   17,000            29,160           10,000
   Net increase in loans held for investment                                   (64,572)         (105,602)         (10,517)
   Net proceeds on sales of real estate owned                                    1,224             1,837              828
   Additions to real estate owned                                                 (129)             (398)            (727)
   Purchases of Federal Home Loan Bank stock
     and Federal Reserve Bank stock                                             (1,850)           (7,942)          (5,191)
   Redemption of Federal Home Loan Bank stock                                    1,000             7,110            3,900
   Purchases of property and equipment                                          (2,727)           (2,662)          (2,620)
   Proceeds from sales of property and equipment                                    10                 -              389
                                                                         ------------------------------------------------
         Net cash provided by (used for) investing activities                   18,559           (65,092)         (59,471)
                                                                         ------------------------------------------------
Cash flows from financing activities:
   Proceeds from exercise of stock options and warrants                            357               583              196
   Net increase in deposits                                                      8,705            48,435           30,108
   Proceeds from Federal Home Loan Bank advances                             1,255,000         1,918,000        1,247,000
   Repayment of Federal Home Loan Bank advances                             (1,258,000)       (1,903,000)      (1,221,000)
   Proceeds from other borrowings                                                4,000                 -                -
   Repayment of other borrowings                                                (1,425)             (300)            (300)
   Net increase in securities sold under agreement
     to repurchase                                                               2,526             2,267            3,436
   Cash dividends paid                                                          (1,627)           (1,215)            (531)
   Purchase of Common Stock by ESOP                                             (4,232)                -                -
   Other, net                                                                     (123)              (24)            (168)
                                                                         ------------------------------------------------
         Net cash provided by financing activities                               5,181            64,746           58,741
                                                                         ------------------------------------------------
Increase in cash and cash equivalents                                           30,633             3,073            7,045
Cash and cash equivalents, beginning of year                                    23,478            20,405           13,360
                                                                         ------------------------------------------------
Cash and cash equivalents, end of year                                   $      54,111      $     23,478     $     20,405
                                                                         ================================================

Supplemental disclosures of cash flow information:
   Cash paid during the year for interest                                $      11,624      $     11,883     $     15,082
   Cash paid during the year for income taxes                                    2,820             1,595            1,691
   Schedule of noncash investing and financing activities:
     Real estate acquired in settlement of loans                                 1,603             3,920            3,055
     Loans to facilitate sale of real estate owned                               2,058             1,622            3,486


The notes to consolidated financial statements are an integral part of this statement.


Consolidated Statement of Changes in Stockholders' Equity
(Dollars in thousands)

                                                                                      Common    Net Unrealized
                                                                                      Stock     Gain (Loss) On
                                Common        Common       Additional                Acquired     Securities
                                 Stock        Stock        Paid-In     Retained      by ESOP      Available
                                Shares        Amount       Capital     Earnings      and MRP       For Sale        Total
                               -------------------------------------------------------------------------------------------

Balance, December 31, 1994     1,583,595    $      16     $ 16,588      $ 26,720      $   (718)       $ (389)     $ 42,217
Net income                             -            -            -         2,472             -             -         2,472
Cash dividends paid, net of
   tax benefits relating to
   dividends paid on unallo-
   cated shares held by ESOP           -            -            -          (523)            -             -          (523)
Principal payments on ESOP
   loan                                -            -            -             -           300             -           300

Exercise of stock options, stock
   warrants, and related tax
   benefits                       13,783            -          276             -             -             -           276
Net unrealized gain on
   securities transferred on
   November 30, 1995 to
   available for sale, net of
   income taxes                        -            -            -             -             -           103           103
Net change in unrealized gain
   (loss) on securities available
   for sale, net of income taxes       -            -            -             -             -         1,897         1,897
Other                               (703)           -           39           (28)          (24)            -           (13)
                               -------------------------------------------------------------------------------------------
Balance, December 31, 1995     1,596,675           16       16,903        28,641          (442)        1,611        46,729
Net income                             -            -            -         3,608             -             -         3,608
Cash dividends paid, net of
   tax benefits relating to
   dividends paid on unallo-
   cated shares held by ESOP           -            -            -        (1,209)            -             -        (1,209)
Principal payments on ESOP
   loan                                -            -            -             -           300             -           300
Exercise of stock options, stock
   warrants, and related tax
   benefits                       38,369            -          767             -             -             -           767
Net change in unrealized gain
   (loss) on securities avail-
   able for sale, net of income
   taxes                               -            -            -             -             -          (548)         (548)
Other                                  -            -            -             -           (39)            -           (39)
                               -------------------------------------------------------------------------------------------
Balance, December 31, 1996     1,635,044           16       17,670        31,040          (181)        1,063        49,608
Net income                             -            -            -         6,003             -             -         6,003
Cash dividends paid                    -            -            -        (1,627)            -             -        (1,627)
Purchase of Common Stock
    by ESOP                            -            -            -             -        (4,232)            -        (4,232)
Exercise of stock options
   and related tax benefits       22,037            1          482             -             -             -           483
Net change in unrealized gain
   (loss) on securities avail-
   able for sale, net of income
   taxes                               -            -            -             -             -          (208)         (208)
Other                                  -            -            -             -           (90)            -           (90)
                               -------------------------------------------------------------------------------------------
Balance, December 31, 1997     1,657,081    $      17     $ 18,152      $ 35,416      $ (4,503)       $  855      $ 49,937
                               ===========================================================================================



The notes to consolidated financial statements are an integral part of this statement.

Notes To Consolidated Financial Statements

Note 1
Summary of Significant Accounting Policies

     CENIT Bancorp, Inc. (the "Holding Company" or the "Company") is a Delaware corporation that owns CENIT Bank, FSB ("CENIT Bank"), a federally chartered stock savings bank, and Princess Anne Bank ("Princess Anne"), a Virginia commercial bank. Effective February 6, 1998, Princess Anne Bank changed its name to CENIT Bank. See Note 2 for a discussion of the business combination between the Company and Princess Anne.

     The  preparation of the financial  statements in conformity  with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company, its two wholly-owned subsidiaries, CENIT Bank, FSB, and Princess Anne Bank (the "Banks"), CENIT Bank's wholly-owned subsidiaries, and Princess Anne's wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

Investment Securities

     Investment securities are accounted for in accordance with Statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain
Investments in Debt and Equity Securities." FAS 115 requires that certain securities be classified into one of three categories: held to maturity, available for sale, or trading. Securities classified as held to maturity are carried at amortized cost; securities classified as available for sale are carried at their fair value with the amount of unrealized gains and losses, net of income taxes, reported as a separate component of stockholders' equity; and securities classified as trading are carried at fair value with the unrealized gains and losses included in earnings.

     In November 1995, The Financial Accounting Standards Board issued "A Guide to Implementation of FAS 115 - Questions and Answers." This guide allowed entities such as the Company a one-time opportunity to reassess the appropriateness of the classifications of securities held in their investment portfolios. On November 30, 1995, the Company transferred its U. S. Government agency securities and mortgage-backed certificates from held to maturity to available for sale.

     Premium amortization and discount accretion are included in interest income and are calculated using the interest method over the period to maturity of the related asset. The adjusted cost of specific securities sold is used to compute realized gain or loss on sale. The gain or loss realized on sale is recognized on the trade date.

Loans

     Loans held for investment are carried at their outstanding principal balance. Unearned discounts, premiums, deferred loan fees, and the allowance for loan losses are treated as adjustments of loans in the consolidated statement of financial condition.

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 (FAS 114), "Accounting by Creditors for Impairment of a Loan," and Statement of Financial Accounting Standards No. 118 (FAS 118), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements require creditors to account for impaired loans, except for those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement.

     At December 31, 1997 and 1996, approximately seventy-one percent and seventy-four percent, respectively, of the principal balance of the Banks' real estate loans were to residents of or secured by properties located in Virginia. This geographic concentration is also considered in management's establishment of loan loss reserves.

     Interest on loans is credited to income as earned. Interest receivable is accrued only if deemed collectible. Generally, interest is not accrued on loans over ninety days past due. Uncollectible interest on loans that are contractually past due is charged-off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower has reestablished the ability to make periodic interest and principal payments, in which case the loan is returned to accrual status. Interest income is recognized on loans which are ninety days or more past due only if management considers the principal and interest balance to be fully collectible. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized as an adjustment of yield over the contractual life of the related loan. The unamortized portion of net deferred fees is recognized in income if loans prepay or if commitments expire unfunded. The amortization of net fees or costs is included in interest and fees on loans in the consolidated statement of operations.

     Loans held for sale are carried at the lower of cost or market on an aggregate basis. Loan fees collected and direct origination costs incurred with respect to loans held for sale are deferred as an adjustment of the carrying value of the loans and are included in the determination of gain or loss on sale.

Allowance for Loan Losses

     The allowance for loan losses represents management's estimate of an amount adequate to absorb potential losses on loans that may become uncollectible. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans, the level and composition of classified loans, historical loss experience, expectations of future economic conditions, concentrations of credit and other judgmental factors. The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Actual future losses may differ from estimates as a result of unforeseen events.

Real Estate Owned

     Real estate acquired in settlement of loans is recorded at the lower of the unpaid loan balance or estimated fair value less estimated costs of sale at the date of foreclosure. Subsequent valuations are periodically performed and valuation allowances are established if the carrying value of the real estate exceeds estimated fair value less estimated costs of sale. Costs related to development and improvement of real estate are capitalized. Net costs related to holding assets are expensed.

Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Major renewals or betterments are capitalized and depreciated over their estimated useful lives. Repairs and maintenance are charged to expense in the year incurred. Depreciation and amortization are computed principally on the straight-line basis over the estimated useful lives of the related assets.

Goodwill and other intangibles

     Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis over 15 years. The core deposit intangible represents the estimated fair value of certain customer relationships acquired and is amortized on an accelerated basis over 10 years.

Long-Lived Assets

     Long-lived assets to be held and those to be disposed of and certain other intangibles are evaluated for impairment using the guidance of Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which was adopted by the Company on January 1, 1996. FAS 121 establishes when an impairment loss should be recognized and how an impairment loss should be measured. The adoption of FAS 121 did not have a significant impact on the financial statements of the Company.

Deposits

     Interest on deposits is accrued and compounded according to the contractual term of the deposit account and either paid to the depositor or added to the deposit account. On term accounts, the forfeiture of interest (because of withdrawal prior to maturity) is offset as of the date of withdrawal against interest expense.

Securities Sold Under Agreements to Repurchase

     The Banks enter into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financing transactions, and the obligations to repurchase securities sold are reflected as liabilities in the statement of financial condition. The securities underlying the agreements continue to be recorded as assets.

Income Taxes

     The provision for income taxes is based upon income taxes estimated to be currently payable and certain changes in deferred income tax assets and liabilities. The deferred tax assets and liabilities relate principally to the use of dif ferent reporting methods for bad debts, depreciation, and Federal Home Loan Bank stock dividends.

Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers cash and federal funds sold to be cash and cash equivalents.

Earnings Per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128). FAS 128 replaced the primary and fully diluted earnings per share ("EPS") calculations with two new calculations, basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing income by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution of stock options computed using the treasury stock method. In accordance with FAS 128, all prior periods have been restated. Basic earnings per share for the years ended December 31, 1997, 1996, and 1995 were determined by dividing net income for the respective year by 1,617,828 shares, 1,616,717 shares, and 1,590,535 shares, respectively. Diluted earnings per share for the years ended December 31, 1997, 1996, and 1995 were determined by dividing net income for the respective year by 1,662,022 shares, 1,666,165 shares, and 1,646,735 shares, respectively. The difference in the number of shares used for basic earnings per share and diluted earnings per share calculations for each year above results solely from the dilutive effect of stock options and warrants.

Dividends Per Share

     Dividends per share were determined by dividing historical dividends declared by the Company by historical common shares outstanding of the Company, without adjustment for the shares issued in connection with the Princess Anne merger. Princess Anne declared no dividends in 1995.

Comparative Financial Statements

     The financial statements for 1995 and 1996 have been reclassified to conform to the 1997 presentation. Such reclassifications had no impact on previously reported net income.

Note 2
Business Combination

     On August 1, 1995, the Company and Princess Anne Bank became affiliated pursuant to a definitive agreement entered into in November 1994. The transactions contemplated by the Agreement and Plan of Reorganization were approved by the shareholders of both the Company and Princess Anne at special meetings held on July 26, 1995. Under the terms of the agreement, Princess Anne's shareholders received 0.3364 shares of CENIT Bancorp common stock for each share of Princess Anne common stock. This resulted in the issuance of 353,779 shares of CENIT Bancorp common stock. This combination was accounted for as a pooling of interests. In connection with this transaction, merger expenses totaling $757,000 were recognized in 1995.

     As part of this transaction, effective August 1, 1995, Princess Anne began operating as a wholly-owned subsidiary of the Company. At August 1, 1995, Princess Anne reported total assets of $94.1 million and stockholders' equity of $6.9 million. Effective November 1, 1995, CENIT Bank's three Virginia Beach branch offices, with total deposits of $80.6 million on that date, were transferred to Princess Anne. As a result, subsequent to the transfer, Princess Anne had six branch offices in Virginia Beach.

     The following summarizes the separate historical results of operations for CENIT Bancorp and Princess Anne for periods prior to the merger, during which time there were no intercompany transactions (in thousands):

                                           CENIT         Princess
                                          Bancorp          Anne       Combined

     Six months ended June 30, 1995:
        (Unaudited)
    Net interest income                   $7,092          $1,938        $9,030
    Net income                             1,283             492         1,775

     CENIT Bancorp's total stockholders' equity increased from $36.2 million at December 31, 1994 to approximately $38.0 million at June 30, 1995. This increase resulted primarily from $1,283,000 of net income during the period and a $517,000 change in the net unrealized gain (loss) on securities available for sale, net of income taxes. Princess Anne's total stockholders' equity increased from approximately $6.0 million at December 31, 1994 to approximately $6.8 million at June 30, 1995. This increase resulted primarily from $492,000 of net income during the period, a $259,000 change in the net unrealized gain (loss) on securities available for sale, net of income taxes, and $82,000 of proceeds on the exercise of stock options and warrants.

Note 3
Acquisition of deposits

     On September 26, 1996 and November 7, 1996, CENIT Bank assumed the deposits of five Essex Savings Bank, FSB ("Essex") branches pursuant to a Branch Purchase and Deposit Assumption Agreement dated July 2, 1996. As part of these transactions, CENIT Bank assumed approximately $68.1 million of deposits, acquired certain other assets and liabilities, received approximately $65.5 million of cash and recorded total intangible assets of approximately $2.8 million. CENIT Bank used the majority of the cash proceeds received in connection with the deposit assumptions to reduce its Federal Home Loan Bank
(FHLB) advances.

     CENIT Bank still operates the former Essex offices located in Downtown Hampton, Virginia and in the Denbigh area of Newport News, Virginia. The deposits associated with Essex's Norfolk and Portsmouth, Virginia offices were consolidated into existing CENIT Bank retail offices in those neighborhoods, and the deposits associated with Essex's Grafton, Virginia office were consolidated into CENIT Bank's existing Kiln Creek office located in York County, Virginia.

Note 4
Intangible Assets

     Goodwill and core deposit intangibles, and the related amortization, are as following (in thousands):

                                                    Core Deposit
                                       Goodwill      Intangible           Total

Balance, December 31, 1995             $   1,777      $       -       $   1,777
Additions                                  2,340            458           2,798
Amortization                                (173)           (21)           (194)
                                       ----------------------------------------
Balance, December 31, 1996                 3,944            437           4,381
Amortization                                (290)           (81)           (371)
Balance, December 31, 1997             ----------------------------------------
                                       $   3,654      $     356       $   4,010
                                       ========================================

     Goodwill in 1996 resulted from the acquisition of deposits from Essex. In connection with the acquisition of deposits from Essex, CENIT Bank also recorded a core deposit intangible. At December 31, 1997, the Company had recorded $799,000 of accumulated amortization.

Note 5
Securities Available for Sale

Securities available for sale are as follows (in thousands):


                                                                         December 31,
                                                       1997                                            1996
                                ----------------------------------------------   --------------------------------------------------

                                                 Gross       Gross                               Gross        Gross
                                  Amortized   Unrealized  Unrealized     Fair    Amortized    Unrealized    Unrealized   Fair
                                    Cost         Gains      Losses       Value      Cost         Gains        Losses     Value
                                ----------------------------------------------   ----------------------------------------------



U.S. Treasury securities         $  39,139     $   215     $  (11)    $  39,343   $ 40,178    $    181    $     (63)  $  40,296
                                 ----------------------------------------------   ---------------------------------------------
Other U. S. Government
  agency securities                  5,999           6         (1)        6,004      6,000          14           (5)      6,009
                                 ----------------------------------------------   ---------------------------------------------
Mortgage-backed certificates:
   Federal Home Loan
     Mortgage Corporation
     participation certificates     81,382         880         (2)       82,260    162,890       1,302          (139)   164,053
   Federal National Mortgage
     Association pass-through
     certificates                    6,646         150         (2)        6,794      9,867         250            (4)    10,113
   Government National
     Mortgage Association
     pass-through certificates       2,695          92          -         2,787      3,432         108             -      3,540
                                 ----------------------------------------------   ---------------------------------------------
     Total mortgage-backed
       certificates                 90,723       1,122         (4)       91,841    176,189       1,660          (143)   177,706
                                 ----------------------------------------------   ---------------------------------------------
                                 $ 135,861     $ 1,343     $  (16)    $ 137,188   $222,367    $  1,855    $     (211) $ 224,011
                                 ==============================================   =============================================

     During 1997 and 1996, the Company recognized gross gains of $111,000 and $140,000, respectively, and gross losses of $27,000 and $63,000, respectively, on the sale of available for sale securities. During 1995, the Company recognized gross losses of $563,000 on the sale of available for sale securities.

     The amortized cost and fair value of securities available for sale at December 31, 1997 are shown below by contractual maturity (in thousands):

                                                    Amortized         Fair
                                                      Cost            Value
                                                   ---------------------------
Due in one year or less                            $   16,022      $    16,044
Due after 1 year through 5 years                       29,116           29,303
Mortgage-backed certificates                           90,723           91,841
                                                   ---------------------------
                                                   $  135,861      $   137,188
                                                   ---------------------------

     At December 31, 1997, the Company's amortized cost of its investment in mortgage-backed certificates available for sale includes $7,134,000 at fixed rates, including $2,060,000 and $6,000 with five- and seven-year balloon provisions, respectively, and $83,589,000 at variable rates.

Note 6
Loans

Loans held for investment consist of the following (in thousands):


                                                             December 31,
                                                          1997           1996
                                                   ----------------------------


First mortgage loans:
  Single family                                    $    308,525    $    263,498
  Multi-family                                            6,374           7,100
  Construction:
    Residential                                          56,992          52,662
    Nonresidential                                        1,420           3,365
  Commercial real estate                                 57,913          58,314
  Consumer lots                                           4,573           5,396
  Acquisition and development                            13,327          16,010
Equity and second mortgage                               45,194          29,578
Purchased mobile home                                        95             137
Boat                                                      5,685           7,814
Other consumer                                            7,250           6,606
Commercial business                                      24,222          17,922
                                                   ----------------------------
                                                        531,570         468,402
Undisbursed portion of construction
  and acquisition and development loans                 (42,067)        (42,309)
Allowance for loan losses                                (3,783)         (3,806)
Unearned discounts, premiums, and loan
  fees, net                                                 767             (68)
                                                   ----------------------------
                                                   $    486,487    $    422,219
                                                   ============================


     At December 31, 1997, the Company's gross loan portfolio contains $241,060,000 of adjustable-rate mortgage loans and $63,712,000 of loans which are callable or balloon at various dates over the next seven years. Prime-based loans, net of the undisbursed portion of construction and acquisition and development loans, totaled $76,187,000 at December 31, 1997.

Nonaccrual loans are as follows (in thousands):


                                                       December 31,
                                                      1997      1996      1995
                                                  -----------------------------


Single family                                     $    528   $  1,172   $   527
Commercial real estate                                   -        457         -
Land acquisition                                       200        200       200
Purchased mobile home                                   48         83       134
Other consumer                                          24         17         3
Commercial business                                    240        483        70
                                                  -----------------------------
                                                  $  1,040   $  2,412   $   934
                                                  =============================


     Interest income that would have been recorded under the contractual terms of such nonaccrual loans and the interest income actually recognized are summarized as follows (in thousands):

                                                      Year Ended December 31,
                                                   1997        1996        1995
                                                   ----------------------------


Interest income based on contractual terms        $  92      $ 252      $   80
Interest income recognized                           30        114          33
                                                  ----------------------------
  Interest income foregone                        $  62      $ 138      $   47
                                                  ============================


Changes in the allowance for loan losses are as follows (in thousands):

                                                     Year Ended December 31,
                                                   1997       1996       1995
                                                  ----------------------------


Balance at beginning of year                      $3,806     $3,696     $3,789
Provision for loan losses                            600        377        697
Losses charged to allowance                         (836)      (738)      (995)
Recovery of prior losses                             213        471        205
                                                  ----------------------------
  Balance at end of year                          $3,783     $3,806     $3,696
                                                  ============================

    Impaired loans at December 31, 1997 and 1996 were not significant.

     Loans serviced for others approximate $16,013,000 at December 31, 1997, $17,740,000 at December 31, 1996, and $20,284,000 at December 31, 1995.

Note 7
Interest Receivable

The components of interest receivable are as follows (in thousands):

                                                        December 31,
                                                    1997            1996
                                                  ---------------------------


Interest on loans                                 $    3,054      $     2,808
Interest on mortgage-backed certificates               1,090            1,962
Interest on investments and interest-bearing
  deposits                                               909              907
                                                  ---------------------------
                                                       5,053            5,677
Less:  Allowance for uncollected interest               (165)            (221)
                                                  ---------------------------
                                                  $    4,888      $     5,456
                                                  ===========================

Note 8
Real Estate Owned

Real estate owned is as follows (in thousands):
                                                           December 31,
                                                       1997            1996
                                                   ---------------------------


Residential - Single family                        $    1,204      $     2,165
Land                                                        -               97
Commercial real estate                                      -              707
                                                   ---------------------------
                                                        1,204            2,969
Less:  Valuation allowance                               (106)            (200)
                                                   ---------------------------
                                                   $    1,098      $     2,769
                                                   ===========================



Changes in the valuation allowance for real estate owned are as follows(in thousands):

                                                       Year Ended December 31,
                                                      1997      1996      1995
                                                    ---------------------------


Balance at beginning of year                        $   200    $  161   $  192
Provision for losses                                     81       136      199
Losses charged to allowance                            (175)      (97)    (230)
                                                    ---------------------------
  Balance at end of year                            $   106    $  200   $  161
                                                    ==========================

     The provision for losses on real estate owned is included in other expense in the accompanying consolidated statement of operations.

Note 9
Federal Home Loan Bank and Federal Reserve Bank Stock

     Investment in the stock of the Federal Home Loan Bank (FHLB) is required by law for federally insured savings associations such as CENIT Bank. Princess Anne has also invested in FHLB stock as a requisite for membership in the FHLB. No ready market exists for the stock and it has no quoted market value. The FHLB is required under the Fi nancial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") to use its future earnings in various government-mandated programs including low to moderate income housing. These programs and other uses of the FHLB's future earnings could impair its ability to pay dividends to the Company on this investment.

     Investment in the stock of the Federal Reserve Bank is required by law for insured institutions such as Princess Anne. No ready market exists for the stock and it has no quoted market value.


Note 10
Property and Equipment

Property and equipment consist of the following (in thousands):

                                                          December 31,
                                                      1997            1996
                                                   -------------------------


Buildings and improvements                         $  11,829      $  10,686
Furniture and equipment                                8,904          8,457
                                                   -------------------------
                                                      20,733         19,143
Less:  Accumulated depreciation and
  amortization                                        (9,318)        (9,294)
                                                   -------------------------
                                                      11,415          9,849
Land                                                   2,815          2,815
                                                   -------------------------
                                                   $  14,230      $  12,664
                                                   ========================


     Depreciation and amortization expense is $1,154,000, $1,037,000, and $1,061,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Note 11
Deposits

Deposit balances by type and range of interest rates at December 31, 1997 and 1996 are as follows (in thousands):
                                                             December 31,
                                                         1997            1996
                                                         -----------------------


Noninterest-bearing:
    Commercial checking                                  $  47,499    $  40,130
    Personal checking                                        7,375        6,024
                                                         -----------------------
    Total noninterest-bearing deposits                      54,874       46,154
                                                         -----------------------

Interest-bearing:
    Passbook and Statement Savings
        (interest rates of 3.34% at 1997 and
        3.38% at 1996)                                      44,118       48,042
    Checking accounts (interest rates of 2.05% at
        1997 and 2.24% at 1996)                             32,754       30,266
    Money market deposits (interest rates of
        3.25% at 1997 and 1996)                             47,726       44,815
    Certificates:
                  3.99% or less                                519          451
                  4.00% to 4.99%                            70,286      100,302
                  5.00% to 5.99%                           218,016      179,399
                  6.00% to 6.99%                            27,210       37,244
                  7.00% to 7.99%                            10,369       10,280
                  8.00% to 8.99%                               668          775
                  9.00% to 9.99%                             1,130        1,237
                                                         -----------------------
                  Total certificates                       328,198      329,688
                                                         -----------------------
                  Total interest-bearing deposits          452,796      452,811
                                                         -----------------------
                  Total deposits                         $ 507,670    $ 498,965
                                                         ======================

     Certificates in denominations greater than $100,000 aggregated $28,831,000 and $23,967,000 at December 31, 1997 and 1996, respectively. The weighted average cost of deposits approximates 4.66% and 4.70% for the years ended December 31, 1997 and 1996, respectively.

The following is a summary of interest expense on deposits (in thousands):

                                                 Year Ended December 31,
                                         1997            1996             1995
                                      ----------------------------------------


Passbook and statement savings       $   1,522     $     1,558      $     1,561
Checking accounts                          602             677              767
Money market deposits                    1,566           1,398            1,506
Certificates                            17,351          15,678           15,593
Less:  Early withdrawal penalties          (69)            (71)             (45)
                                      -----------------------------------------
                                     $  20,972     $    19,240      $    19,382
                                      =========================================

At December 31, 1997, remaining maturities on certificates are as follows (in thousands):


                                              1998               $   258,896
                                              1999                    31,290
                                              2000                    23,859
                                              2001                     8,757
                                              2002                     5,396
                                                                 -----------
                                                                 $   328,198
                                                                 ===========

     At December 31, 1997, the Banks have pledged mortgage-backed  certificates,
U. S. Treasury securities, and other U. S. Government agency securities with a total carrying value of $12,793,000 to the State Treasury Board as collateral for certain public deposits.

Note 12
Advances from the Federal Home Loan Bank

     At December 31, 1997, advances from the Federal Home Loan Bank (FHLB) consist of $85,000,000 of short-term variable rate advances and a $60,000,000 convertible fixed-rate advance with an interest rate of 5.18%. The $60,000,000 fixed-rate advance is convertible to an adjustable-rate advance at the option of the FHLB beginning in September, 1998, and quarterly thereafter until the advance's maturity in September, 2007. These advances are collateralized by mortgage-backed cer tificates with a net book value of approximately $61,748,000 and by first mortgage loans with a net book value of approximately $178,016,000.

     The weighted average cost of advances from the FHLB is 5.58% and 5.44% for the years ended December 31, 1997 and 1996, respectively.

Note 13
Other Borrowings

     In 1997, the Company borrowed $4,000,000 from an unrelated third party lender for general corporate purposes. The loan balance is $2,575,000 at December 31, 1997, and bears interest at a variable rate of one month LIBOR plus 1.75%, payable in monthly principal and interest installments of $61,116 based on a seven-year amortization period. At December 31, 1997, the interest rate on the loan was 7.72%. The remaining principal balance, if any, is due and payable in August, 2004. The loan is unsecured and may be prepaid without penalty. The loan agreement requires that the Company and the Banks maintain capital in accordance with applicable regulatory guidelines sufficient to be considered "well capitalized." The loan agreement also requires the Company to maintain certain ratios regarding nonperforming loans to total loans and regarding the allowance for loan losses to nonperforming loans. The covenants relating to nonperforming loans and the allowance for loan losses expire when the outstanding principal balance reaches $2,000,000.

Note 14
Securities Sold under Agreements to Repurchase

     At December 31, 1997, mortgage-backed certificates sold under agreements to repurchase had a carrying value of $10,465,000 and a market value of $9,680,000. The mortgage-backed certificates underlying these repurchase agreements were delivered to a branch of the Federal Reserve Bank which is acting as custodian in the transaction. The Company enters into reverse repurchase agreements with dealers and certain commercial deposit customers. The reverse repurchase agreements executed with commercial deposit customers do not constitute savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation. At December 31, 1997, all of the Company's reverse repurchase agreements were with commercial customers.

The following is a summary of certain information regarding the Company's reverse repurchase agreements (dollars in thousands):
                                                           December 31,
                                                       1997            1996
                                                  --------------------------


Balance at end of year                              $  9,664       $   7,138
Average amount outstanding during the year             8,893           8,616
Maximum amount outstanding at any month end           12,199          30,382
Weighted average interest rate during the year          4.60%           4.67%
Weighted average interest rate at end of year           4.57%           4.40%
Weighted average maturity at end of year               daily           daily

Note 15
Other Income and Other Expense

The components of other income and other expense are as follows (in thousands):


                                               Year Ended December 31,
                                       1997             1996            1995
                                      -----------------------------------------
Other income:
Brokerage fees                        $    850      $    413        $    716
Merchant processing fees                 1,391           738             502
Other miscellaneous                        478           259             280
                                      -----------------------------------------
                                      $  2,719      $  1,410        $  1,498
                                      =========================================


Other expense:
Net occupancy expense of premises     $  1,848      $  1,715        $  1,404
Professional fees                          345           474             676
Expenses, gains/losses on sales,
    and provision for losses on real
    estate owned, net                      215            38             372
Merchant processing                      1,130           586             377
Other miscellaneous                      2,076         1,881           1,714
                                      -----------------------------------------
                                      $  5,614      $  4,694        $  4,543
                                      =========================================

Note 16
Income Taxes

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                     December 31,
                                       1997            1996            1995
                                     -------------------------------------------


Deferred tax assets:
    Bad debt reserves                $ 1,251         $ 1,297         $ 1,199
    Other                                219              34             107
                                     -------------------------------------------
                                       1,470           1,331           1,306
                                     ===========================================


Deferred tax liabilities:
    Federal Home Loan Bank
       stock dividends                  (696)           (696)           (696)
    Unrealized gains on securities
       available for sale                (472)          (580)           (821)
    Depreciation                         (296)          (327)           (291)
    Other                                (299)          (106)           (106)
                                     -------------------------------------------
                                       (1,763)        (1,709)         (1,914)
                                     -------------------------------------------
Net deferred tax liability           $   (293)       $  (378)       $   (608)
                                     ===========================================

The provision for income taxes consists of the following (in thousands):

                                                Year Ended December 31,
                                       1997             1996             1995
                                     -----------------------------------------


Current:
    Federal                          $ 3,109          $ 1,810          $ 1,615
    State                                131                -               56
                                     -----------------------------------------
                                       3,240            1,810            1,671
                                     -----------------------------------------
Deferred:
    Federal                               20                8              (19)
    State                                  4                3                -
                                     -----------------------------------------
                                          24               11              (19)
                                     -----------------------------------------
                                     $ 3,264          $ 1,821          $ 1,652
                                     =========================================



The reconciliation of "expected" federal income tax computed at the statutory rate (34%) to the reported provision for income taxes is as follows (in thousands):

                                                 Year Ended December 31,
                                             1997          1996         1995
                                         -------------------------------------


Computed "expected" tax provision          $ 3,151       $ 1,846       $ 1,402
  Increase (decrease) in taxes
    resulting from:
      State income taxes, net of federal
       tax benefit                              86             2            37
      Nondeductible merger expenses              -             -           172
      Other                                     27           (27)           41
                                         -------------------------------------
  Provision for income taxes               $ 3,264       $ 1,821       $ 1,652
                                         =====================================


     For tax purposes, CENIT Bank may only deduct bad debts as charged off. This amount may differ significantly from the amount deducted for book purposes. Retained earnings at December 31, 1997 includes $6,134,000 representing that portion of CENIT Bank's tax bad debt allowance for which no provision for income taxes has been made. This amount would be subject to federal income taxes if CENIT Bank were to use the reserve for purposes other than to absorb losses.

Note 17
Employee Benefit Plans

Employees Stock Ownership Plan

     The following summarizes information relating to the Company's Employee Stock Ownership Plan, which covers substantially all employees after they have met certain eligibility requirements.

    Stock Purchase - 1992

     The Company recognized compensation expense on an accrual basis based upon the annual number of shares to be released valued at historical cost, plus estimated annual administrative expenses of the ESOP, less estimated annual dividends to be used for debt service and administrative expenses. ESOP related compensation expense recognized by the Company totaled $238,000 in 1996 and $281,000 in 1995. The Company recognized interest expense on the ESOP loan and made quarterly contributions to the ESOP sufficient to fund such interest payments. Total contributions to the ESOP, which were used to fund principal and interest payments on the ESOP loan and administrative expenses of the ESOP, totaled $254,000 in 1996 and $322,000 in 1995. There were no contributions to the ESOP nor any ESOP related compensation expense recognized in 1997.

     In 1997, dividends received by the ESOP, all of which related to allocated shares, were first used for administrative expenses, and dividends remaining were distributed to plan participants. Dividends received on allocated shares in 1997 totaled $81,000, of which $63,000 was distributed to participants. In 1995 and 1996, dividends received on both unallocated and allocated shares were used for debt service. Dividends received in 1995 and 1996 totaled $34,000 and $63,000, respectively. The tax benefit relating to dividends paid on unallocated shares held by the ESOP is reflected as an addition to retained earnings. Shares were released and allocated to eligible participants on an annual basis. The number of additional shares released and allocated annually was based upon the pro rata amount of the total ESOP loan principal paid in that year as compared to the ESOP loan principal balance at the beginning of that year. At December 31, 1997, the ESOP has 77,177 allocated shares. A total of 5,350 shares were distributed in 1997 to terminated employees. All shares held by the ESOP relating to the 1992 stock purchase are considered outstanding for earnings per share calculations.

    Stock Purchase - 1997

     The Company will recognize compensation expense on an accrual basis based upon the estimated annual number of shares to be released valued at the shares' fair value. No ESOP related compensation expense was recognized by the Company in 1997 relating to the 1997 share purchase as none of these shares were released or committed-to-be released in 1997. The Company intends to make contributions to the ESOP sufficient to fund principal and interest payments on the ESOP loan. The Company made no contributions to the ESOP in 1997.

     The loan between the ESOP and the holding company has a fifteen-year term with monthly principal and interest payments commencing in 1998. Shares will be released and allocated to eligible participants annually. The number of shares released and allocated annually is based upon the pro rata amount of the total principal and interest paid in that year as compared to the total estimated principal and interest to be paid over the entire term of the loan. As no payments were made under the ESOP loan in 1997, no shares were released in 1997. Dividends received on both allocated and unallocated shares will be used for debt service.

     All of the 82,719 shares purchased in 1997 were unallocated at December 31, 1997 and were excluded from earnings per share calculations. At December 31, 1997, the fair value of unearned shares approximated $6,576,000.

401(k) Plans

     The Company has a 401(k) plan to which eligible employees may contribute a specified percentage of their gross earnings each year. For the years ended December 31, 1997, 1996 and 1995, the maximum percentage that could be contributed by employees was 10%, 7%, and 6%, respectively. The Company matched 50% of employee contributions. Effective January 1, 1996, the 401(k) plan was amended to allow participation by Princess Anne. In 1995, Princess Anne had a separate 401(k) plan covering substantially all employees. Princess Anne employees could have contributed a specified percentage of their gross earnings to a maximum of 15% each year. Princess Anne matched 50% of the first 7% of employees' contributions in 1995. The Company contributed a total of $207,000, $154,000 and $131,000 to these plans during the years ended December 31, 1997, 1996 and 1995, respectively.

Postretirement Benefit Plan

     The Company sponsors a postretirement health care and life insurance benefit plan. This plan is unfunded and the Company retains the right to modify or eliminate these benefits. Participating retirees and eligible dependents under the age of 65 are covered under the Company's regular medical and dental plans. Participating retirees and eligible dependents age 65 or older are eligible for a Medicare supplement plan. The medical portion of the plan is contributory for retirees, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and copays. The life insurance portion of the plan is noncontributory.

     As permitted by FAS 106, the Company elected to amortize its unrecognized transition obligation over 20 years. At December 31, 1997 and December 31, 1996, the Company's unfunded accumulated postretirement benefit obligation totaled $537,000 and $537,000, respectively, and the accrued postretirement benefit cost recognized in the statement of financial condition totaled $136,000 and $110,000, respectively. Postretirement benefit cost was $69,000, $71,000, and $71,000 in 1997, 1996 and 1995, respectively.

Note 18
Stock Options and Awards

     At December 31, 1997, the Company has two stock-based compensation plans, the CENIT Stock Option Plan and the Management Recognition Plan, which are described below. Princess Anne also had three stock option plans prior to the merger with the Company. The Company has elected not to adopt the recognition provisions of Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation," which requires a fair- value based method of accounting for stock options and similar equity awards, and will continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations to account for its stock-based compensation plans. If the Company had accounted for stock options granted in 1995, 1996, and 1997 under the provisions of FAS No. 123, the pro forma effect on 1995, 1996, and 1997 net income and earnings per share would not be material.

CENIT Stock Option Plan

     In conjunction with CENIT Bank's conversion, the Company adopted a stock option plan for the benefit of directors and specified key officers. The total number of shares of common stock reserved for issuance under the stock option plan is 123,625. Under the plan, the option price cannot be less than the fair market value of the common stock on the date of the grant and options expire no later than ten years after the date of the grant. Options issued in connection with the conversion are exercisable in full from two to five years after the date of grant. Options granted in 1993 became exercisable in full two years after the date of grant and options granted in 1994, 1995, 1996 and 1997 are exercisable 25% each year over four years. In addition, limited stock appreciation rights have been granted with the options issued. These may be exercised in lieu of the related stock options only in the event of a change in control of the Company, as defined in the stock option plan.

Princess Anne Stock Option Plans

     Princess Anne had three stock option plans prior to the merger with the Company. On August 1, 1995, all options outstanding under these plans converted into options for common stock of the Company in accordance with the terms of the stock option plan under which each was issued. Both the number of shares subject to option and the per share exercise price under each option were adjusted by the exchange ratio of .3364. On the date of the merger, all options became fully vested and exercisable.

     A summary of the Company's stock option plan is as follows. This information includes stock options relating to Princess Anne's stock option plans; both the number of shares and the per share exercise price were adjusted by the exchange ratio of .3364.



                                                                           Year Ended December 31,
                                                 1997                               1996                               1995
                                     ----------------------------  --------------------------------------  -------------------------
                                                     Weighted                           Weighted                           Weighted
                                                      Average                            Average                            Average
                                                     Exercise                           Exercise                           Exercise
                                        Shares         Price               Shares         Price              Shares          Price
                                     ------------ ---------------  ----------------- ---------------    --------------  ------------

Outstanding at beginning
     of year                            114,383         $16.21            133,227         $14.85            139,000        $13.90
Granted                                   4,235          45.00              6,234          34.63              5,234         37.00
Exercised                               (27,972)         13.89            (24,641)         13.47            (10,839)        13.25
Forfeited                                     -              -               (437)         17.83               (168)        23.19
                                        -------                           -------                           -------
Outstanding at end of year               90,646          18.27            114,383          16.21            133,227         14.85
                                        =======                           =======                           =======

Options exercisable at
     year end                            77,808                            96,661                           119,123


     The weighted average fair value of options granted during 1997, 1996 and 1995 was $14.68, $11.20 and $13.92, respectively.

The following table summarizes information about the options outstanding at December 31, 1997:



                                              Options Outstanding                                 Options Exercisable
                           ---------------------------------------------------------     --------------------------------------

                                                        Weighted
                                                         Average               Weighted                                    Weighted
                                                        Remaining              Average                                      Average
       Range of                    Number              Contractual             Exercise               Number               Exercise
    Exercise Prices             Outstanding               Life                  Price               Exercisable              Price
-----------------------    --------------------   -------------------    ------------------    -------------------   --------------

    $11.50                         51,666            4.6 years             $  11.50                   51,666            $  11.50
    $17.83                         12,539            4.7 years                17.83                   12,539               17.83
    $21.25 to $23.18               10,738            5.9 years                22.18                    9,429               22.06
    $34.63 to $37.00               11,468            8.6 years                35.71                    4,174               36.12
    $45.00                          4,235            9.2 years                45.00                        -               45.00
                                  -------                                                            -------
                                   90,646            5.5 years                18.27                   77,808               15.12
                                  =======                                                            =======



Management Recognition Plan

     The objective of the MRP is to enable the Company to retain personnel of experience and ability in key positions of responsibility. The MRP was authorized to acquire up to 2% of the shares of common stock of the Company issued in the conversion. CENIT Bank contributed $247,250 to the MRP to enable the MRP trustees to acquire a total of 21,500 shares of the common stock in the conversion at $11.50 per share. As a result of an oversubscription in the subscription offering, the MRP was able to acquire only 15,000 shares in the conversion. In 1997, 1996 and 1995, the MRP purchased 4,706, 3,535 and 1,484 additional shares, respectively, at an average price of approximately $45.38, $33.78 and $39.30 per share, respectively.

     A total of 12,362 shares were granted in 1992 and vested 20% each year over five years beginning in 1993. The shares granted in 1995, 1996 and 1997 vest at the end of three to five years. Compensation expense, which is recognized as shares vest, totaled $122,000, $82,000, and $50,000 for 1997, 1996 and 1995,
respectively. The unamortized cost of the shares purchased, which represents deferred compensation, is reflected as a reduction of stockholders' equity in the Company's consolidated statement of financial condition.

    A summary of MRP grants is as follows:

                                                 Year Ended December 31,
                                               1997        1996        1995
                                             -------------------------------

      Outstanding at beginning of year        10,131       9,068       9,479
      Granted                                  4,706       3,535       2,061
      Exercised                               (3,443)     (2,472)     (2,472)
                                             -------------------------------
      Outstanding at end of year              11,394      10,131       9,068
                                             ===============================

     There were no grants forfeited during these periods and no grants were exercisable at the end of each period. At December 31, 1997, the weighted average period until the awards become vested is approximately two and one-half years. The weighted average fair value of shares granted in 1997, 1996 and 1995 was $45.00, $34.63, and $38.50, respectively.

Note 19
Commitments and Financial Instruments With Off-Balance Sheet Credit Risk

     The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers and, to a lesser extent, to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit in the form of loans or through letters of credit, interest rate caps and interest rate swaps. At December 31, 1997, financial instruments with off-balance sheet risk are limited to outstanding loan commitments and letters of credit. There are no open interest rate cap or interest rate swap positions at December 31, 1997.

     Loan commitments are agreements to extend credit to a customer provided that there are no violations of the terms of the contracts prior to funding. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Because certain of the commitments are expected to be withdrawn or expire unused, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The type and amount of collateral obtained varies but generally includes real estate or personal property.

     The Company had loan commitments, excluding the undisbursed portion of construction and acquisition and development loans, as follows (in thousands):

                                                             December 31,
                                                         1997            1996
                                                      -------------------------
Commitments outstanding:
Mortgage loans:
Fixed rate (rates between 7.00% and 9.50% at 1997
 and between 7.25% and 9.00% at 1996)                 $  2,766        $  1,201
    Variable rate                                        1,745           1,594
  Commercial business loans                              2,857             638
  Consumer loans                                             -               -
                                                      -------------------------
                                                      $  7,368        $   3,433
                                                      =========================

     At December 31, 1997, the Company has granted unused consumer and commercial lines of credit of $22,128,000 and $11,558,000, respectively, and has commitments to purchase loans totaling $28.1 million.

     Standby letters of credit are written unconditional commitments issued to guarantee the performance of a customer to a third party and total approximately $3,431,000 at December 31, 1997. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending a loan and the collateral obtained, if any, varies but generally includes real estate or personal property. Because most of these letters of credit expire without being drawn upon, they do not necessarily represent future cash requirements.

     Commitments to purchase securities are contracts for delayed delivery of securities in which the seller agrees to make delivery on a specified future date of a specified instrument, with a specified coupon, for a specified price. At December 31, 1997, the Company had commitments to purchase approximately $9,346,000 of adjustable-rate mortgage- backed certificates.

     Rent expense under long-term operating leases for property approximates $709,000, $620,000, and $460,000 for the years ended December 31, 1997, 1996 and
1995, respectively. The minimum rental commitments under noncancelable leases with an initial term of more than one year for the years ending December 31, are as follows (in thousands):


                               1998                              $     696
                               1999                                    652
                               2000                                    538
                               2001                                    442
                               2002                                    371
                               Thereafter                            1,728
                                                                 ---------
                                                                 $   4,427
                                                                 =========

Note 20
Regulatory matters

Capital Adequacy

     CENIT Bank and Princess Anne Bank are subject to various regulatory capital requirements administered by the Office of Thrift Supervision and Federal Reserve Board, respectively. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

     As set forth in the table below, quantitative measures established by regulation to ensure capital adequacy require CENIT Bank to maintain minimum amounts and ratios of tangible capital to adjusted total assets, of core capital to adjusted total assets and total capital to risk-weighted assets. Princess Anne is required to maintain minimum amounts and ratios of leverage capital to adjusted average total assets, and Tier 1 and total capital to risk-weighted assets. As of December 31, 1997, the Banks exceeded all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notification from the Office of Thrift Supervision and Federal Reserve Board categorized CENIT Bank and Princess Anne Bank, respectively, as Well Capitalized under the framework for prompt corrective action. To be considered Well Capitalized under prompt corrective action provisions, the Banks must maintain capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' categorizations.

     As a bank holding company, the Company is also subject to the capital adequacy guidelines established by the Federal Reserve Board.

     The Banks' and Company's actual capital amounts and ratios are as follows (dollars in thousands):


                                                                                                                Required for
                                                 Actual                          Required                     Well Capitalized
                                        -------------------------          ----------------------            ---------------------
                                           Amount         Ratio             Amount          Ratio             Amount         Ratio
                                           ------         -----             ------          -----             ------         -----
As of December 31, 1997:

CENIT Bank
Core capital                             $   32,302        6.6%         $   14,744         3.0%          $   24,575         5.0%
Tangible capital                             32,302        6.6               7,372         1.5                    -           -
Tier 1 risk-based                            32,302       11.1              11,610         4.0               17,416         6.0
Total risk-based                             34,799       12.0              23,221         8.0               29,026        10.0

Princess Anne Bank
Tier 1 leverage                          $   14,006        7.1%         $    7,931         4.0%          $    9,914         5.0%
Tier 1 risk-based                            14,006       11.4               4,905         4.0                7,358         6.0
Total risk-based                             15,184       12.4               9,810         8.0               12,263        10.0

CENIT Bancorp
Tier 1 leverage                          $   45,071        6.6%         $   27,383         4.0%          $        -          -%
Tier 1 risk-based                            45,071       10.8              16,632         4.0                    -           -
Total risk-based                             48,854       11.7              33,264         8.0                    -           -

As of December 31, 1996:

CENIT Bank
Core capital                             $   28,991        6.0%         $   14,594         3.0%          $   24,323         5.0%
Tangible capital                             28,991        6.0               7,297         1.5                    -           -
Tier 1 risk-based                            28,991       11.0              10,547         4.0               15,820         6.0
Total risk-based                             31,510       11.9              21,094         8.0               26,367       10.0

Princess Anne Bank
Tier 1 leverage                          $   13,789        7.1%         $    7,738         4.0%          $    9,672         5.0%
Tier 1 risk-based                            13,789       12.7               4,350         4.0                6,525         6.0
Total risk-based                             14,986       13.8               8,700         8.0               10,875        10.0

CENIT Bancorp
Tier 1 leverage                          $   44,163        6.5%         $   27,171         4.0%         $        -           -%
Tier 1 risk-based                            44,163       11.8              14,959         4.0                   -           -
Total risk-based                             47,969       12.8              29,919         8.0                   -           -



Dividend Restrictions

     CENIT Bank's capital exceeds all of the capital requirements imposed by FIRREA. OTS regulations provide that an association that exceeds all fully phased-in capital requirements before and after a proposed capital distribution can, after prior notice but without the approval by the OTS, make capital distributions during the calendar year of up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income during the most recent four-quarter period. Any additional capital distributions require prior regulatory approval.

     As a state chartered bank which is a member of the Federal Reserve, Princess Anne Bank is subject to legal limitations on capital distributions including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). For all state member banks of the Federal Reserve seeking to pay dividends, the prior approval of the applicable Federal Reserve Bank is required if the total of all dividends declared in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years. Federal law also generally prohibits a depository institution from making any capital distribution (including payment of a dividend or payment of a management fee to its holding company) if the depository institution would thereafter fail to maintain capital above regulatory minimums. Federal Reserve Banks are also authorized to limit the payment of dividends by any state member bank if such payment may be deemed to constitute an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The Virginia State Corporation Commission has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

     The Company is subject to the restrictions of Delaware law, which generally limit dividends to the amount of a corporation's surplus or, in the case where no such surplus exists, the amount of a corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Note 21
Stockholders' Equity

     As part of CENIT Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, CENIT Bank established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Company after conversion. In the unlikely event of a complete liquidation of CENIT Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to CENIT Bank's capital stock. CENIT Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of CENIT Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation ac count does not restrict the use or application of CENIT Bank's retained earnings. At December 31, 1997, the liquidation account balance was $3,819,000.

Note 22
Related Party Transactions

     The Company has made loans to executive officers, directors, and to companies in which the executive officers and directors have a financial interest. The following is a summary of related party loans (in thousands):



Balance at January 1, 1997                                        $    3,055
Originations - 1997                                                      454
Repayments - 1997                                                       (617)
                                                                  ----------
Balance at December 31, 1997                                      $    2,892
                                                                  ==========

     Under the Company's current policy, related party loans are made on substantially the same terms, including interest rate and collateral requirements, as are available to the general public. The Company's previous policy permitted the Company's directors and executive officers to borrow from the Company at an interest rate one percentage point in excess of the Company's then existing cost of funds. There is one loan made under the Company's previous policy still outstanding at December 31, 1997, which has a balance of $154,000 and a fixed interest rate of 7.875%. The Company believes loans to related parties do not involve more than the normal risk of collectibility. Commitments to extend credit and letters of credit to related parties totaled $1,390,000 at December 31, 1997.

Note 23
Disclosures About Fair Value of Financial Instruments

     The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments presented below. The Company operates as a going concern and except for its investment securities portfolio and certain residential loans, no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and therefore the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality, and interest rates, all of which are subject to change. Since the fair value is estimated as of December 31, 1997, the amounts which will actually be realized or paid upon settlement or maturity of the various instruments could be significantly different.

Cash and Federal Funds Sold

     For cash and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities

     Fair values are based on quoted market prices or dealer quotes for U.S. Treasury securities, other U.S. government agency securities, and mortgage-backed certificates. As required by FAS 115, securities available for sale are recorded at fair value.

Loans

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities, or based on quoted market prices for mortgage-backed certificates securitized by similar loans, adjusted for differences in loan characteristics. The risk of default is measured as an adjustment to the discount rate, and no future interest income is assumed for nonaccrual loans.

     The fair value of loans does not include the value of the customer relationship or the right to fees generated by the account.

Federal Home Loan Bank and Federal Reserve Bank Stock

     The carrying value of Federal Home Loan Bank and Federal Reserve Bank stock is a reasonable estimate of the fair value.

Deposit Liabilities

     The fair value of deposits with no stated maturities (which includes demand deposits, savings accounts, and money market deposits) is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using a discounted cash flow model based on the rates currently offered for deposits of similar maturities.

     FAS 107 requires deposit liabilities with no stated maturity to be reported at the amount payable on demand without regard for the inherent funding value of these instruments. The Company believes that significant value exists in this funding source.

Short-term Borrowings

     For short-term borrowings (which include short-term advances from the Federal Home Loan Bank and securities sold under agreements to repurchase), the carrying amount is a reasonable estimate of fair value.

Long-term Borrowings

     Rates currently available to the Company for borrowings with similar terms and remaining maturities are used to estimate fair value of existing borrowings.

Loan Commitments and Standby Letters of Credit

     The Company has reviewed its loan commitments and standby letters of credit and determined that differences between the fair value and notional principal amounts are not significant.

The estimated fair values of the Company's financial instruments that differ from their carrying amount are as follows (in thousands):


                                                                         December 31,
                                                             1997                            1996
                                                  --------------------------      ---------------------------
                                                   Carrying          Fair          Carrying          Fair
                                                    Amount          Value           Amount           Value
                                                  --------------------------      ---------------------------
Financial assets:
  Loans held for investment, net                  $   486,487     $  494,207      $   422,219     $   427,615
Financial liabilities:
  Deposits with stated maturities                     328,198        330,314          329,688         332,098
  Long-term borrowings                                 62,575         63,152                -               -


     As mentioned in the assumptions above, the estimated fair value of loans and deposits does not include any value for the customer relationship or the right to future fee income which may be generated by these relationships.


Note 24
Condensed Parent Company Only Financial Statements

     The following condensed financial statements for CENIT Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.


Condensed Statement of Financial Condition
(In thousands)
                                                   December 31,
                                              1997            1996
                                         ---------------------------
Assets:
  Cash                                   $        1      $         4
  Equity in net assets of the Banks          51,173           48,223
  Other assets                                1,908            1,762
                                         ---------------------------
                                         $   53,082      $    49,989
                                         ===========================

Liabilities:
  Other borrowings                            2,575                -
  Other liabilities                             570              381
                                         ---------------------------
                                              3,145              381
                                         ---------------------------
Stockholders' equity                         49,937           49,608
                                         ---------------------------
                                         $   53,082      $    49,989
                                         ===========================

Condensed Statement of Operations
(In thousands)

                                                Year Ended December 31,
                                           1997          1996          1995
                                        --------      --------      --------

Equity in earnings of the Banks         $  6,767      $  3,943      $  3,084
Interest expense                            (110)          (16)          (41)
Salaries and employee benefits              (349)         (276)          (65)
Expenses related to proxy contest
and other matters                           (405)            -             -
Professional fees                           (247)         (108)         (155)
Merger expenses                                -             -          (397)
Other expenses                               (87)         (122)          (86)
                                        ------------------------------------
Income before income taxes                 5,569         3,421         2,340
Benefit from income taxes                    434           187           132
                                        ------------------------------------
Net income                              $  6,003      $  3,608      $  2,472
                                        ====================================


Condensed Statement of Cash Flows
(In thousands)

                                                               Year Ended December 31,
                                                       1997             1996            1995
                                                    ----------      ----------      ----------
Cash flows from operating activities:
    Net income                                      $    6,003      $     3,608     $     2,472
    Add (deduct) items not affecting cash:
        Undistributed earnings of the Banks             (3,157)          (1,941)         (2,368)
        Amortization                                         3               26              16
        (Increase) decrease in other assets               (114)          (1,192)            163
        Increase in liabilities                            189              121              57
                                                    -------------------------------------------
           Net cash provided by operations               2,924              622             340
                                                    -------------------------------------------

Cash flows from financing activities:
    Cash dividends paid                                 (1,627)          (1,215)           (531)
    Net proceeds from issuance of common stock             357              583             196
    Increase in other borrowings                         4,000                -               -
    Principal payments on other borrowings              (1,425)               -               -
    Purchase of common stock by ESOP                    (4,232)               -               -
                                                    -------------------------------------------
           Net cash used for financing activities       (2,927)            (632)           (335)
                                                    -------------------------------------------
Net increase (decrease) in cash and cash
    equivalents                                             (3)             (10)              5

Cash and cash equivalents at beginning of period             4               14               9
                                                    -------------------------------------------
Cash and cash equivalents at end of period          $        1      $         4     $        14
                                                    ===========================================



Note 25
Quarterly Results of Operations (Unaudited)
(Dollars in thousands, except per share data)

                                                                                       Year Ended December 31, 1997
                                                                    First         Second          Third           Fourth
                                                                   Quarter       Quarter         Quarter         Quarter
                                                                ------------------------------------------------------------

Total interest income                                           $  12,551      $    12,766     $    12,858     $    12,601
Total interest expense                                              7,221            7,385           7,461           7,243
                                                                ----------------------------------------------------------
    Net interest income                                             5,330            5,381           5,397           5,358
Provision for loan losses                                             150              150             150             150
                                                                ----------------------------------------------------------
    Net interest income after provision
       for loan losses                                              5,180            5,231           5,247           5,208
Other income                                                          971            1,359           1,376           2,007
Other expenses                                                      4,527            4,194           3,979           4,612
                                                                ----------------------------------------------------------
Income before income taxes                                          1,624            2,396           2,644           2,603
Provision for income taxes                                            570              848             935             911
                                                                ----------------------------------------------------------
    Net income                                                  $   1,054      $     1,548     $     1,709     $     1,692
                                                                ==========================================================

Earnings per share:(1)
    Basic                                                       $     .64      $       .94     $      1.05     $      1.08
                                                                ==========================================================
    Diluted                                                     $     .62      $       .92     $      1.03     $      1.04
                                                                ==========================================================

Dividends per common share                                      $     .25      $       .25     $       .25     $       .25
                                                                ==========================================================
Pro forma earnings per share to reflect 3 for 1
stock split approved by Board of Directors on
  March 24, 1998
    Basic                                                       $     .22      $       .31     $       .35     $       .36
                                                                ==========================================================
    Diluted                                                     $     .21      $       .30     $       .34     $       .35
                                                                ==========================================================


                                                                                       Year Ended December 31, 1996
                                                                    First           Second          Third           Fourth
                                                                   Quarter         Quarter         Quarter         Quarter
                                                              ------------------------------------------------------------

Total interest income                                          $   11,852      $    11,692     $    12,256     $    12,371
Total interest expense                                              7,003            6,870           7,135           7,079
                                                               -----------------------------------------------------------
    Net interest income                                             4,849            4,822           5,121           5,292
Provision for loan losses                                             102               53             101             121
                                                               -----------------------------------------------------------
    Net interest income after provision
       for loan losses                                              4,747            4,769           5,020           5,171
Other income                                                          896              981           1,053             964
Other expenses                                                      3,794            3,870           6,350           4,158
                                                               -----------------------------------------------------------
Income (loss) before income taxes                                   1,849            1,880            (277)          1,977
Provision for (benefit from) income taxes                             646              659            (162)            678
                                                               -----------------------------------------------------------
    Net income (loss)                                          $    1,203      $     1,221     $      (115)    $     1,299
                                                               ===========================================================

Earnings (loss) per share:(1)
    Basic                                                      $      .75      $       .75     $      (.07)    $       .80
                                                               ===========================================================
    Diluted                                                    $      .73      $       .74     $      (.07)    $       .77
                                                               ===========================================================

Dividends per common share                                     $      .10      $       .20     $       .20     $       .25
                                                               ===========================================================
Pro forma earnings per share to reflect 3 for 1
stock split approved by Board of Directors on
  March 24, 1998
    Basic                                                      $      .25      $       .25     $      (.02)    $       .26
                                                               ===========================================================
    Diluted                                                    $      .24      $       .24     $      (.02)    $       .26
                                                               ===========================================================

     (1) Amounts previously reported on Form 10-Q have been adjusted to reflect the adoption of FAS 128, "Earnings Per Share."



Note 26
Subsequent Event (Unaudited)

     On March 24, 1998, the Company's Board of Directors approved a 3 for 1 stock split and maintained the par value per common share at $.01. The pro forma impact on annual earnings per share is reflected on the face of the income statement and the pro forma impact on quarterly earnings per share is included in Note 25, "Quarterly Results of Operations, (Unaudited)." The pro forma impact on the number of common shares outstanding, the amount of common stock and additional paid in capital is as follows (dollars in thousands):

                                                       Historical     Pro Forma
                                                       ----------     ---------
    December 31, 1997

        Number of common shares outstanding              1,657,081     4,971,243
        Common Stock amount                            $        17    $       50
        Additional paid-in capital                     $    18,152    $   18,119

    December 31, 1996

        Number of common shares outstanding              1,635,044     4,905,132
        Common Stock amount                             $       16     $      49
        Additional paid-in capital                      $   17,670     $  17,637

Report of Independent Accountants
To the Board of Directors and Stockholders of CENIT Bancorp, Inc.
Norfolk, Virginia

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of CENIT Bancorp, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity  with  generally  accepted  accounting  principles.  These  financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of the financial statements of CENIT Bancorp, Inc. in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Norfolk, Virginia
January 30, 1998

Investor Information
------------------------------------------------------------------------------

-    Annual Meeting of Stockholders

     The Annual Meeting of Stockholders of
CENIT Bancorp, Inc. will be held at 5:00 p.m.
on Wednesday, May 20, 1998 in the theater of the Chrysler Museum of Art, 245 West Olney
Road, Norfolk, Virginia. All stockholders are cordially invited to attend.

-    Stock Price Information

     CENIT Bancorp, Inc. Common Stock
trades on the Nasdaq Stock Market under the symbol CNIT. Newspapers and other stock tables may identify the stock under various abbreviations for CENIT Bancorp.

     The table below shows the reported high
and low sales prices of CENIT Bancorp
Common Stock by quarters in fiscal years
1997 and 1996.

                       1997                              1996
-------------------------------------------------------------------------------
Quarter       High             Low              High             Low
-------------------------------------------------------------------------------
First        $47 3/4           $40             $36 5/16         $33
Second        50 5/8            39 1/2          35 1/2           33
Third         63                47 1/2          41 1/4           31 3/4
Fourth        81 7/16           58              41 1/2           38 1/2

Source:  Nasdaq

Note:    1997 and 1996 sales prices have not
         been restated for the 3-for-1 stock split declared on March 24, 1998.


-   Stock Transfer Agent

    ChaseMellon Shareholder Services
    15th Floor, 450 West 33rd Street
    New York, NY  10001-2697

    Questions regarding your account should
    be referred in writing or by telephone to:

    ChaseMellon Financial Services
    85 Challenger Road
    Overpeck Centre
    Ridgefield Park, NJ  07660-2108
    Telephone 1-800-526-0801

-   Annual Report on Form 10-K and
    Additional Information

    A copy of Form 10-K as filed with the
Securities and Exchange Commission is
available without charge to stockholders upon written request. Requests for this or other financial information about CENIT Bancorp,
Inc. should be directed to:

    Stuart F. Pollard
    Vice President and
    Director of Investor Relations
    CENIT Bancorp, Inc.
    Post Office Box 1811
    Norfolk, VA  23501-1811

- Independent Accountants

    Price Waterhouse LLP
    700 World Trade Center
    Norfolk, VA  23510-9916

Corporate Information
------------------------------------------------------------------------------

- Executive Offices

   225 West Olney Road
   Norfolk, VA 23510-1586
   Telephone (757) 446-6600

- CENIT Bank - Retail Banking Offices

Norfolk
   745 Duke Street
   300 East Main Street
   2203 East Little Creek Road
   Super Kmart Center, 6101 Military Highway

Portsmouth
   3315 High Street

Chesapeake
   675 North Battlefield Boulevard
   2600 Taylor Road
   3220 Churchland Boulevard
   2612 Taylor Road
   (Mortgage Loan Production Office)

Hampton
   2205 Executive Drive
   550 Settlers Landing Road

Newport News
13307 Warwick Boulevard

York County
   Victory Boulevard and Commonwealth Drive
   (Retail, Mortgage, Real Estate & Commercial Offices)
   Super Kmart Center, 5007 Victory Boulevard

- Subsidiary of CENIT Bank
   CENIT Commercial Mortgage Corporation

- CENIT Bank, Virginia Beach
   Retail Banking Offices

Virginia Beach
   1616 Laskin Road
   699 Independence Boulevard
   905 Kempsville Road
   641 Lynnhaven Parkway
   3001 Shore Drive
   4801 Columbus Street
   Super Kmart Center, 3901 Holland Road

- Personal and Commercial Banking Services

Personal Banking
   Checking and Savings Accounts
   Retirement Accounts
   24 Hour Banking ATMs
     Members, HONOR(R) PLUS
     Networks with access to DISCOVER
     and AMERICAN EXPRESS
   BankLine(sm) 24 Hour Account Information
   Full Service Investment Brokerage
   Safe Deposit Boxes
   Construction and Permanent
     Residential Mortgages
   Lot Loans
   Equity Loans and Lines of Credit
   Car and Personal Loans
   Personal Credit Cards
   Private Banking Services

Commercial Banking
   Business Checking Accounts
   Interest Deposit Accounts
   Interest on Lawyers' Trust Accounts
   ESTEEM(sm) Banking for Medical Professionals
   BusinessManager(R) Receivables Financing
   Corporate Cash Management Services
   Wire Transfers and EFT Services
   Corporate Credit Cards
   Merchant BankCard Processing
   Loans to Businesses
     Small Business Administration (SBA)
     Government Guaranteed Loans
     Construction and Permanent Commercial Mortgages
     Lines of Credit
     Term Loans
     Equipment Loans
   Commercial Mortgage Loan Brokerage

CENIT Bancorp, Inc., Retail Banking Offices
------------------------------------------------------------------------------

                                 (MAP INSERTED)


- Norfolk
  1 - 745 Duke Street
  2 - 300 East Main Street
  3 - 2203 E. Little Creek Road
  4 - Super Kmart, 6101 Military Hwy.

- Chesapeake
  5 - 675 N. Battlefield Boulevard
  6 - 2600 Taylor Road
  7 - 3220 Churchland Boulevard

- Portsmouth
  8 - 3315 High Street

- Virginia Beach
  9 - 1616 Laskin Road
10 - 699 Independence Boulevard
11 - 905 Kempsville Road
12 - 641 Lynnhaven Parkway
13 - 3001 Shore Drive
14 - 4801 Columbus Street
15 - Super Kmart, 3901 Holland Road

- Hampton
16 - 2205 Executive Drive
17 - 550 Settlers Landing Road

- Newport News
18 - 13307 Warwick Boulevard

- York County
19 - Victory Boulevard and
     Commonwealth Drive
20 - Super Kmart, 5007 Victory Blvd.


57